UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 24, 2009 (January 15, 2009)

SINO GREEN LAND CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada	000-53208	54-0484915
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6/F No.947,Qiao Xing Road, Shi Qiao Town

Pan Yu District, Guang Zhou

People's Republic of China

 (Address of principal executive offices)

86-20-84890337

 (Registrant's telephone number, including area code)

HENRY COUNTY PLYWOOD CORPORATION

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On April 22, 2009, Sino Green Land Corporation (formerly, Henry County Plywood Corporation) (the "Company") filed an amendment to its current report on Form 8-K reporting (1) its reverse acquisition of Organic Region Group Limited ("Organic Region"), pursuant to a share exchange agreement with Organic Region and its wholly owned subsidiaries, Zhuhai Organic Region Modern Agriculture Ltd., Guangzhou Organic Region Agriculture Ltd., Fuji Sunrise International Enterprises Limited, Southern International Develop Limited and HK Organic Region Limited, and the shareholders of Organic Region, and (2) its change in fiscal year end from May 31 to December 31 (the "First Amendment"). The First Amendment amended the original current report to include the consolidated financial statements of Organic Region for the year ended December 31, 2008 and the accompanying "Management’s Discussion and Analysis of Financial Condition and Results of Operations," in order to provide continuous reporting to the public of the Company’s consolidated operations. This current report on Form 8-K/A (this "Amendment") amends Item 2.01 of the Original Report to correct certain errors in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Amendment contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Our Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our ability to overcome competition in our market;
  the impact that a downturn or negative changes in the price of our products could have on our business and profitability;
  our ability to simultaneously fund the implementation of our business plan and invest in new projects;
  economic, political, regulatory, legal and foreign exchange risks associated with international expansion; or
  the loss of key members of our senior management.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this Amendment and the documents that we reference and filed as exhibits to the Amendment completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF DEFINED TERMS

Except where the context otherwise requires and for the purposes of this Amendment only:

  “BVI” refers to the British Virgin Islands; and “China,” and the “PRC,” refer to the People’s Republic of China;
  the “Company,” “we,” “us,” or “our” are to Sino Green Land Corporation, a Nevada corporation, and its direct and indirect subsidiaries: Organic Region Group Limited, or Organic Region, a BVI limited company; Fuji Sunrise International Enterprises Limited, or Fuji Sunrise, a BVI limited company; HK Organic Region Limited, or HK Organic, a Hong Kong limited company; Southern International Develop Limited, or Southern International, a BVI limited company; Zhuhai Organic Region Modern Agriculture Ltd., or Zhuhai Organic, a PRC limited company; and Guangzhou Organic Region Agriculture Ltd., or Guangzhou Organic, a PRC limited company; and its variable interest entity or VIE, Guangzhou Greenland Co. Ltd., a PRC limited company;
  “Renminbi” and “RMB” refer to the legal currency of China; and “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States; and
  “Securities Act” mean the Securities Act of 1933, as amended; and “Exchange Act” mean the Securities Exchange Act of 1934, as amended.

In this Amendment we are relying on and we refer to information and statistics regarding the fruit industry that we have obtained from various sited public sources. Any such information is publicly available for free and has not been specifically prepared for us for use or incorporation in this registration statement or otherwise.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On January 15, 2009, we completed the acquisition of Organic Region pursuant to a share exchange agreement, or the Share Exchange Agreement, with Organic Region and its wholly owned subsidiaries, Zhuhai Organic, Guangzhou Organic, Fuji Sunrise, Southern International and HK Organic and the shareholders of Organic Region, or the Organic Region Shareholders. Pursuant to the Share Exchange Agreement, the Organic Region Shareholders transferred all of the shares of the capital stock of Organic Region held by them, constituting all of the issued and outstanding capital stock of Organic Region, in exchange for 81,648,554 newly issued shares of our common stock, which constituted 98% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Organic Region is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this Amendment, on January 15, 2009, we acquired Organic Region in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company as we were immediately prior to the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10.

Please note that the information provided below relates to the combined enterprises after the acquisition of Organic Region, except that information relating to periods prior to the date of the reverse acquisition only relate to Sino Green Land Corporation unless otherwise specifically indicated.

OUR BUSINESS

Overview of Our Business

We are a Nevada holding company whose PRC-based operating subsidiaries, Zhuhai Organic and Guangzhou Organic, are primarily engaged in the wholesale distribution, marketing and sales of high-value fruits and vegetables to wholesale centers and supermarkets in China. Our main products include Fuji Apples, Emperor Bananas and Tangerine Oranges. Our products are sourced directly from farming cooperative groups on leased plantations throughout China to whom we provide varying degrees of farming, harvesting and marketing services. We distribute our products through our established distribution network and trading agents who sell our products to customers throughout China.

Our Corporate History and Structure

We were incorporated under the laws of the State of Virginia in May 1948 as Henry County Plywood Corporation. We were originally formed for the purchase, sale, lease and manufacture of lumber, and other wood products. On March 3, 2008, our stockholders approved our reincorporation to the State of Nevada and the Amendment of our Articles of Incorporation to increase our authorized capital stock to 780,000,000 shares of common stock and 20,000,000 shares of preferred stock, and we became a Nevada corporation on March 18, 2008. From July 2004 through to the date of our reverse acquisition, discussed below, we were a shell company with no operations and our sole purpose was to locate and consummate a merger or acquisition with a private entity. As a result of the reverse acquisition transaction, discussed elsewhere herein, we now conduct our operations in the PRC through our wholly owned PRC subsidiaries, Zhuhai Organic and Guangzhou Organic. On March 17, 2009, we changed our name to Sino Green Land Corporation.

The following chart reflects our organizational structure as of the date of this Amendment:

Our corporate headquarters are located at 6/F No. 947, Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guang Zhou, China. Our telephone number is +86-20-84890337.

Reverse Acquisition of Organic Region

Prior to January 15, 2009, we were a shell company and had no operations. On January 15, 2009, we completed a reverse acquisition transaction through a share exchange with Organic Region, whereby we issued to the shareholders of Organic Region 81,648,554 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of Organic Region. Organic Region thereby became our wholly owned subsidiary and its subsidiaries, Fuji Sunrise, Southern International, HK Organic, Zhuhai Organic and Guangzhou Organic, became our subsidiaries.

Upon the closing of the reverse acquisition on January 15, 2009, Michael Friess, our Chief Executive Officer, President and director, submitted his resignation letter pursuant to which he resigned as our director and from all offices of the Company that he held effective immediately. Also on such date, David Lilja, our Chief Financial Officer, Treasurer, Secretary and director, submitted his resignation letter pursuant to which he resigned from all offices that he held effective immediately, and from his position as our director, effective as of February 6, 2009, the tenth day following the mailing by us of an information statement to our stockholders complying with the requirements of Section 14f-1 of the Exchange Act. Anson Yiu Ming Fong was appointed to our board of directors, effective as of the closing of the reverse acquisition on January 15, 2009. In addition, our board of directors on January 15, 2009 increased its size to three members and appointed Chi Ming Leung and Xiong Luo to fill the vacancies created by such increase, which appointments became effective upon the effectiveness of the resignation of Mr. Lilja on February 6, 2009. In addition, our executive officers were replaced by the Organic Region executive officers upon the closing of the reverse acquisition as indicated in more detail below.

Organic Region was incorporated in the BVI on January 30, 2003. It is a vertically integrated agricultural company engaged in the research and development, production, sales and distribution of high-value fruits and vegetables in China. Since its inception, Organic Region has grown from a small distributor of various produce to become a large producer of high-value fruits such as: Fuji Apples, Emperor Bananas and Tangerine Oranges. In the interim, the Organic-Region brand has become highly recognizable and the Organic Region distribution network stretches across China from North to South.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Organic Region as the acquirer and the Company as the acquired party. Unless the context suggests otherwise, when we refer in this Amendment to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Organic Region.

Consulting Services Agreement

On January 1, 2005, Organic Region and Mr. Xiong Luo, our Chief Operating Officer, entered into an exclusive arrangement, whereby Organic Region agreed to provide consulting services, including business operations, human resources and research and development services, to Mr. Luo, the holder of licenses necessary to operate the fruit trading business in China, an entity owned and controlled by him. In exchange for such services, Mr. Luo agreed to pay a consulting services fee to Organic Region equal to all of the revenues obtained by Guangzhou Greenland, and the Company obtained the ability to substantially influence Guangzhou Greenland's daily operations and financial affairs, appoint its senior executives and approval all matters requiring shareholder approval. Mr. Luo also irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agrees to entrust all the rights to exercise their voting power to the person appointed by the Company. As a result of this arrangement, we consolidate the financial results of Guangzhou Greenland is our variable interest entity, pursuant to Financial Interpretation No. 46R, Consolidation of Variable Interest Entities, or FIN 46R.

Our Industry and Market Trends

Background

During the recent decade, China’s rapid economic expansion brought more income to Chinese consumers and enabled higher consumer spending. We saw this trend through the increase in the number of supermarkets operating in China and their total sales during the period. Studies have shown that as the living standard of urban populations increases, consumers become more health-conscious and they consume more fruits on a per capital basis. A recent USDA Economic Research study, Consumer Demand for Fruit and Vegetables (WRS-01-1), concluded that fruit and vegetable consumption in high income countries was more than two and one-half times that of low income countries. The latest USDA data, Dietary Assessment of Major Trends in US Food Consumption, 1970–2005 (USDA Research Economic Bulletin Number 33, March 2008), shows that the Chinese urban per capita fruit consumption has reached more than 60kg per year, a number that is still low compared to the level of fruit consumption of 123kg/yr in the US.

In terms of the absolute size of the market, a 2004 USDA presentation on the World Fresh Food Market estimated that China’s total fruit production was 72 million tons in 2003, compared to a global production of 380 million tons for that year. This represents about 20% of world production at the time. Of that production volume, China exported only about 1.5 million tons, implying that the vast majority of this production was consumed domestically.

China was not only the largest consumer of fruits in the world during 2003, it was also the largest producer; and for the most part China supplied what it consumed. In light of the foregoing statistics, we believe that, despite the current economic downturn and credit crisis, there is still much room for the growth of fruit consumption in China.

Industry Structure

Prior to 1984, the fruit industry in China was subject to state controlled pricing and distribution. Although fruit production developed rapidly and featured varied categories and configurations, the PRC’s fruit production structure still lagged far behind other industries in the following three aspects:

  Apples, oranges and pears accounted for a large proportion of total domestic fruit production (at approximately 63.5%), but lacked high-end and rare categories.
  The domestic fruit harvest period was clustered in the fall months (oranges mature mainly in November and December and a few categories of fruits matured before October), so the supply of fruits was too concentrated during this period.
  Fruit storage methods only allowed for the storage of less than 30% of total fruit production and mechanical processing methods could only store 10% of total production.

Fruit Production and Orchard Area of 2002-2006

(Source: Ministry of Agriculture)

In 1984 the PRC government began implementing a system of reforms in the industry which transformed the industry from a fully state oriented structure to a market oriented structure, from state oriented pricing to market oriented pricing, and from state controlled distribution to multi channel distribution. These changes not only greatly mobilized and enthused fruit farmers and promoted the development of fruit production, it also increased the income of farmers and varied the vegetable basket of domestic consumers. These reforms led to the development of planting and storage technologies which enabled consumers to purchase their fruits all year round and in small amounts, rather than purchase all their demand at one time and only when fruits were in season. The reforms also led to the introduction of multiple transportation channels and the opening up of new markets across China. As a result, consumers have access to fruits from all regions in China and are no longer limited to locally produced fruits.

In addition, the improvement of people’s living standards in China has led to more attention being paid to the link between healthy foods and long lives. This trend has stimulated the consumption of substances that promote health, including fresh fruits and vegetables, and the transition of fresh fruits in China from a luxury to a necessity. We expect that this increase in demand has led to good prospects for the whole fruit and vegetable industry, in spite of the recent economic downturn. The Fuji Apple has maintained its popularity among domestic consumers due to its low price.

Our Growth Strategy

As a leading premium specialty fruit based product company in China, we believe we are well positioned to capitalize on future industry growth in China. We are dedicated to providing healthy and high nutritional premium specialty fruit based products. We plan to take advantage of industry opportunities and our competitive strengths by implementing the following growth strategies:

  Further strengthen and expand our supply sources. We believe that a steady supply of premium specialty fruits is crucial to our future success. Currently, we have built strong relationships with three plantation bases in Shaanxi, Guangdong, and Guangxi Provinces. We intend to further strengthen these relationships, as well as expand our supply sources by securing more first priority purchase rights with suppliers across China.
  Further expand our distribution network to increase the prevalence of our products nationwide. Our current sales depend heavily on our regional distributors and their network. To support our rapid growth in sales, we plan to further expand our distribution network by leveraging our steady and expanding supply sources and capture the higher margin business of sales to retail stores and supermarkets.
  Continue to expand our product portfolio to satisfy different customer preferences. We currently focus on apples, bananas and oranges because they are the best selling fruits in the world. However, we constantly evaluate our product lines and seek to adapt to changing market conditions by updating our products to fulfill market needs. Currently, we are testing a few new fruit product lines, such as pears.

Our Products

Our main products are Fuji Apples, Emperor Bananas and Tangerine Oranges, which are high-quality variations of apples, oranges and bananas. We are also engaged in the wholesale distribution in China of a variety of vegetables.

Fuji Apples

Fuji Apples are very popular, largely because of their crispness and taste, and they are treated as a high-end product in China. In addition, Fuji Apples have a long storage period and are easy to transport. According to the 2007 Agriculture Year Book released by the State Statistics Bureau, the output for the apple in China was approximately 27.86 million tons in 2007. We lease more than 15 thousand acres of Fuji Apple plantations now and plan to expand our land base in the near future. During 2007 and 2008, our 7,400 acre Fuji Apple plantation base in Yan’an, Shaanxi Province, had an output of 50,000 and 72,971 tons of Fuji Apples, respectively.

Emperor Bananas

The Emperor Banana originates in Thailand and is new to China. It derives its name from its appealing outer appearance and delicious taste. It is considered to be a high-end item in China and is priced at up to two and one-half times the price for normal bananas. Historically, Wanqingsha Town, Nansha District, Guangzhou in Guangdong Province, has been a production base of traditional bananas. In 2003, banana production drastically declined due to the spread of the “Panama Virus,” which stunted the growth and cultivation of traditional bananas. To address this agricultural problem, we participated in a collaborative effort with Nansha’s local government to find alternative fruits to grow in Nansha district. Pilot projects for Hawaiian papaya, Taiwan pearl guava, Thai Emperor Banana and the Chinese dragon fruit were pursued. Of the four fruits tested, the Emperor Banana from Thailand proved to be the most economically viable fruit to cultivate in the region. Aside from the Emperor Banana’s compatibility with Nansha’s agricultural landscape and local farming knowledge, profitability from the production of Emperor Bananas was determined to be 100% to 250% higher than that of traditional bananas.

We have developed a special method for cultivating seedlings for this species in our research laboratories. Our seedlings mature and are ready for planting in approximately 3 months and are harvested between 7 and 9 months later. Our Guangzhou plantation is now one of the only two Chinese growers of this special kind of banana. During 2007 and 2008, our farmers produced 4,700 and 6,605 tons of these bananas, respectively, on only 330 acres of land.

Tangerine Orange

Tangerine Orange trees are created by grafting the Japanese Tangerine Orange tree onto an Orange tree stem when both are one year old. The resulting tree contains a number of desirable characteristics including: (a) a yield that is approximately two and half times higher than a regular orange tree; (b) sweeter juice than regular oranges; and (c) a meatier body than an orange. Tangerine Oranges can be stored for approximately 90 days, which is a relatively long storage period. This characteristic makes it well suited for transportation. Our Tangerine Orange plantation is roughly 1,300 acres in size and is located in Liuzhou in Guangxi Province. Our Tangerine Orange output in 2007 and 2008 was over 7,000 and 6,089 tons, respectively.

Production

Our Production Facilities and Process

We currently operate our production facilities from three main plantation bases: the Luochuan Apple Plantation Base in Yan’an, Shaanxi Province; the Nansha Wanqingsha “Emperor” Banana plantation base in Guangzhou, Guangdong Province; and the Rong’an Tangerine Orange plantation base in Liuzhou, Guangxi Province.

Each of our farming cooperatives enter into our 25 year Land Lease Agreement, pursuant to which we lease their land and then grant farming rights back to them. In exchange, we have first priority on purchasing agricultural output from the farming cooperatives at prevailing wholesale prices. This provides us with a guaranteed annual supply which we can resell at wholesale centers. In addition, our sales and distribution team manages our inventories with the primary objective of controlling our inventory levels in the wholesale centers to balance our inventory against market needs and minimize spoilage rates, as well as stock holding and handling costs.

Our cooperative relationships with farming cooperatives enables us to reduce our financial and operating risks and avoid the substantial capital required to maintain and finance agricultural production. In addition, we believe that our cooperative relationships significantly contribute to regional development by incentivizing area farmers to maintain or increase their level of production.

Quality Control

In 2006, we successfully passed both the ISO9001:2000 quality management system and the HACCP-EC-01 food security management system granted by the National Business Inspection Bureau. We have also established our own quality control system for all our fresh fruits and vegetables and have implemented a very high quality standard which may be adopted by the industry and the government.

For our Tangerine Oranges and Emperor Bananas, our site-based quality control teams check and inspect all products before they are dispatched to the wholesale markets and to our end customers. In addition, our quality control teams are on hand to closely monitor all shipments of Fuji Apples in Shannxi Province to ensure that each and every truck load is in complete compliance with our standards.

Our Suppliers and Supply Arrangements

Fuji Apples

Since 1947, various varieties of apples have been successfully cultivated in Luochuan County, Yan’an, Shaanxi Province, and in 2000, Luochuan County was designated by the PRC national government as the apple growing region in China. To date, around 60 varieties of apples are being grown in Luochuan County, covering a total plantation area of close to 100,000 acres, 76% of which is dedicated to Fuji Apple production.

Pursuant to 25 year land lease agreements, dated May 4, 2004 and October 29, 2007, with the Apple Association of Kuibai Town, Luochuan County, or the Apple Association, we currently source 100% of our Fuji Apples from a network of 7,400 acres of apple plantation bases located in Luochuan County. Under the terms of the land lease agreements, we have first priority on purchasing the Apple Association’s apple production at prevailing wholesale market prices, thereby securing a guaranteed annual supply, but we are not obligated to purchase its entire output. In exchange, the Apple Association benefits from the guaranteed sale of their harvest and the ability to use our advanced cultivation techniques. The average annual Fuji Apple output from these plantation bases is between 50,000 to 60,000 tons.

The Apple Association arranges for the packaging and transportation of their harvested apples to our designated wholesale centers where we can resell to our customers. Our sales and distribution team coordinates on a weekly basis with the Luochuan plantation base on the logistical process of loading, unloading, transporting and scheduling fruit deliveries from the plantation base to the Yun Cheng Wholesale Market, or Yun Cheng Market, and the Beijing Xin Fadi Agricultural Products Wholesale Market, or Xin Fadi Market. In addition, our sales and distribution team monitors our Fuji Apple inventories with the primary objective of controlling inventory levels in the wholesale centers to balance our inventory level against market need and minimize spoilage rates as well as stock holding and handling costs.

Emperor Bananas

We source our supply of Emperor Bananas from Wanqingsha Town, Nansha District, Guangzhou in Guangdong Province. The Emperor Banana is a high-value product, but like the traditional banana, it is highly perishable and must be brought to market and sold within approximately 3 to 4 weeks of harvest. In the same manner that the wholesale Fuji Apples are carried out, our sales teams in each of the wholesale centers coordinate with the Emperor Banana plantation base to facilitate deliveries and effectively manage inventories.

Nansha’s local government has allocated a total of 16,457 acres of land for the cultivation of the Emperor Bananas and the local cooperative has leased the land to us for a term of 25 years, pursuant to land lease agreements, dated October 17, 2006 and January 3, 2008. We intend to develop this parcel of 16,457 acres of land in phases, the first phase of which began in 2007 and involved the cultivation of 330 acres of land. In 2008 we cultivated an additional 2,500 acres of land, and in 2009, we expect that an additional 1,000 acres of land will be further developed. We have also established a local seedling facility with a target to produce 1,000,000 seedlings by 2009. As an added incentive, we transfer the seedlings that we produce in our facilities to participating farmers, which they can cultivate and sell back to us when the fruit matures. We believe that our agricultural practices contribute to the quality of the Emperor Bananas that we distribute.

Encouraged by our success with using the Cooperative Supply Chain model with our Luochuan apple plantations, we intend to replicate this business model in the Nansha district. We are coordinating with Nansha’s farming cooperative to increase its membership roles and to encourage participation in the Emperor Banana cultivation program. We regularly conduct Emperor Banana cultivation seminars and training in local areas to educate and persuade farmers to join the farming cooperative.

Tangerine Oranges

We source our Tangerine Oranges from Guangxi Wanshanhong Fruits Co., Ltd., the owner of a 1,268-acre Tangerine Orange plantation base in Rong’an, Liuzhou, Guangxi Province, pursuant to a 25 year lease agreement, dated October 12, 2005, with them. Pursuant to this agreement, we have first priority rights on purchasing Rong’an’s Tangerine Orange production output, at prevailing wholesale market prices, but we are not obligated to purchase its entire output. Rong’an’s 2008 Tangerine Orange output was approximately 7,000 tons, all of which we purchased and we expect that Rong’an’s annual output will reach approximately 7,100 tons for 2009.

Marketing, Sales And Distribution

We distribute our Fuji Apples in the Yun Cheng Market in Guangdong province and the Xin Fadi Market in Beijing. The Yun Cheng Market is one of the major wholesale centers for apples and tangerine oranges in Southern China, with an annual apple sales volume of over 250,000 tons. This wholesale market serves an area of approximately 43 million people in a 200 kilometer radius. In 2007 and 2008, our annual turnover in the Yun Cheng Market was approximately 35,850 and 48,070 tons, respectively, representing approximately 72% and 65.88% of our total apple production. We believe that we are the largest apple wholesaler at the Yun Cheng Market, accounting for a 14.34% of Yung Cheng’s annual apple turnover in 2007, according to information provided by the Yun Cheng Market. The second largest apple seller at Yung Cheng has only 2.34% of Yun Cheng’s total annual turnover. We expect to continue making in-roads at the Yun Cheng Market and capture 25% of Yun Cheng’s total turn-over by 2009.

The Xin Fadi Market in Beijing is one of the largest agricultural wholesale centers in China, with an annual apple turnover of approximately 300,000 tons. This wholesale market serves a market of approximately 24 million people in a 200 kilometer radius. In 2007, we sold approximately 13,650 tons of apples at the Xin Fadi Market, representing approximately 4.55% of Xin Fadi’s total annual turnover in 2007, according to information provided by the Xin Fadi Market.

We currently take advantage of our developed wholesale distribution network to distribute our Emperor Bananas and our Tangerine Oranges to wholesale centers such as the Yun Cheng and Xin Fadi Markets.

Our Competition and Competitive Strengths

Due to land reforms over the past 20-years, orchards in China are generally small and the average farmer only owns somewhere between 0.4 to 0.5 acres (or 2.5 to 3 mu in Chinese unit, 1 acre=6 mu) of land. As a result, there are very few large marketing and distribution enterprises in the Chinese fruit industry. The marketing and distribution system for Chinese apples is primarily accomplished through small fruit brokers who buy apples from farmers for cash in the orchards or at a broker collection points. The brokers sort and pack the fruit and resell it at fresh fruit markets or package it for delivery to processors.

We do not believe that there are any fruit distributors that handle more overall annual tonnage than we do, and if there are, we believe that our focus on high-end fruits and our guaranteed supply chain set us apart. In the Chinese market, we believe that only the Yan’an Apple Group and the Qixia Apple Group are our closest competitors. However, since both of these entities are state-owned enterprises, they are very inefficient in management and production.

We believe that our success to date and potential for future growth can be attributed to a combination of our strengths, including the following:

  Guaranteed Supply and Strong Supplier Relationships – We implement a cooperative (collaborative) supply chain model, under which we have total control of the production cycle of our high value fruits and of our resale at wholesale centers. We acquire first priority purchase rights from the best plantation bases, provide farming cooperatives with technological support to ensure high yields and ensure that they have a ready market for their produce through our multi-channel marketing network. Under this mutually beneficial arrangement, we are assured of a steady supply of our high value fruits and vegetables. The result of our cooperative model is that our suppliers, the small orchard farmers, are as motivated as we are. In 2007, we became qualified for bidding as a United Nation’s supplier, which means that we are recognized as subscribing to the UN Supplier Code of Conduct in the conduct of our business and operations.

  Production Line Processing Technology – Our production line processing technology (for which we have a patent application pending) provides standardized procedures for inspection, grading, cleansing and packaging of our fruits and vegetables. Only our company utilizes this “deep cleansing” technology which ensures healthy, fresh and high-quality produce with the Organic Region brand name. In 2006, our Organic Region brand was granted the National “3.15” China Famous Brand Authentication award, and in 2006, we received the Guangzhou Nansha District Agricultural Technology Breakthrough Support Prize Certificate for introducing Emperor Banana cultivation technology

  High Product Quality – Our products are viewed as high quality products by our customers, and in the past three years we have established a reliable reputation in wholesale centers in China. We have chosen to focus on the high-end fruit and vegetable sector of the industry and we will always strive for better quality. We believe that with respect to our products, “the best is yet to come.” We do not compete in low- end markets. We believe that only by providing unparalleled quality and adhering to high-end market standards can we outsell our competitors and remain successful. In 2006, we received both the ISO9001:2000 quality management system certificate and the HACCP-EC-01 food security management system certificate from the National Business Inspection Bureau.

We believe that our advantages in quality, brand name, price and service of products with the complete structure of the industrial chain—planting, picking, preservation, storage, transportation with cold chains and marketing—will keep us ahead of current and future competitors.

Research and Development

Our research and development programs concentrate on sustaining the productivity of our agricultural lands, product quality, value-added product development and packaging design. Agronomic research is directed toward sustaining and improving product yields and product quality by examining and improving agricultural practices in all phases of production (such as development of specifically adapted fruit varieties, land preparation, fertilization, cultural practices, pest and disease control, post-harvesting, handling, packing and shipping procedures). Our research and development department also provides on-site technical services to our suppliers and is responsible for the implementation and monitoring of recommended agricultural practices.

Production efficiency for Fuji Apple production in Japan, where it originated, is approximately 4 tons per mu. In the next 2 years, we expect to increase by 10-15%, the current production efficiency of our Fuji Apples, currently at 1.5 tons per mu. We also plan to hire a Japanese Fuji Apple expert to help us increase our current production yields.

We are on target to produce 1 million Emperor Banana seedlings by 2009, and by 2012, we expect to increase our production to 10 million Emperor Banana seedlings as part of the planned expansion of our plantations.

Our Intellectual Property

Our application for an invention patent for “cleaning, freshening and sterilizing method and device for fruit and vegetable” (Application No. 2005100888659) is still in progress. The foregoing patent application right is held in the names of Mr. Xiong Luo and Mr. Anson Yiu Ming Fong, who are in the process of transferring the application right to the Company for no consideration, pursuant to a patent transfer agreement, among Mr. Luo, Mr. Fong and the Company, dated January 10, 2009.

We also made the following 16 trademark applications.

Trademark	Application Date	Application No.	Class	Status
	January 16, 2008	6512335 through 6512338	35, 31, 30 and 29	Patent application pending
	January 16, 2008	6512339; 6512340; 6512365 and 6512366	35, 31, 30 and 29	Patent application pending
	January 16, 2008	6512374; 6512368; 6512369; 6512370	29, 31, 30	Patent application pending
	January 16, 2008	6512371 through 6512374	31, 35, 30 and 29	Patent application pending

In addition, we protect our technological know-how through confidentiality agreements entered into with the employees in our production department.

Regulation

The food industry is subject to extensive regulation in China. The following summarizes the most significant PRC regulations governing our business in China.

Food Hygiene and Safety Laws and Regulations

As a distributor and producer of food products in China, we are subject to a number of PRC laws and regulations governing food safety and hygiene, including:

  the PRC Product Quality Law;
  the PRC Food Hygiene Law;
  the Implementation Rules on the Administration and Supervision of Quality and Safety in Food Producing and Processing Enterprises (trail implementation);
  the Regulation on the Administration of Production Licenses for Industrial Products;
  the General Measure on Food Quality Safety Market Access Examination;
  the General Standards for the Labeling of Prepackaged Foods;
  the Standardization Law;
  the Regulation on Hygiene Administration of Food Additive;
  the Regulation on Administration of Bar Code of Merchandise; and
  the PRC Metrology Law.

These laws and regulations set out safety and hygiene standards and requirements for various aspects of food production, such as the use of additives, production, packaging, handling, labeling and storage, as well as facilities and equipment. Failure to comply with these laws and regulations may result in confiscation of our products and proceeds from the sales of non-compliant products, destruction of our products and inventory, fines, suspension of production and operation, product recalls, revocation of licenses, and, in extreme cases, criminal liability.

Despite the aforementioned Food Hygiene and Food Quality Laws and Regulations, our exposure to these risks is limited since our business model and our agreements with our suppliers provide a cushion which shields us from product liability exposure and we control food hygiene and food quality by implementing a strict quality control system.

Environmental Regulations

We are subject to various governmental regulations related to environmental protection. The major environmental regulations applicable to us include:

  the Environmental Protection Law of the PRC;
  the Law of PRC on the Prevention and Control of Water Pollution;
  Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution;
  the Law of PRC on the Prevention and Control of Air Pollution;
  Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution;
  the Law of PRC on the Prevention and Control of Solid Waste Pollution; and
  the Law of PRC on the Prevention and Control of Noise Pollution.

We have obtained all permits and licenses required for production of our products and believe that we are in material compliance with all applicable laws and regulations.

Environmental Matters

Our packaging facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating subsidiary has received certifications from the relevant PRC government agencies in charge of environmental protection, indicating that our business operations are in material compliance with relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Our Employees

As of December 31, 2008, we employed a total of 135 full-time employees. The following table sets forth the number of our employees by function.

Function	Number of Employees
Senior Management	5
Human resource & Administration.	10
Production	25
Procurement	6
Marketing	2
Sales	24
Logistic	40
Research & Development	3
Quality Control	10
Accounting	10
Total	135

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced any work stoppages.

We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the after-tax profit. In addition, we are required by the PRC law to cover employees in China with various types of social benefits. We believe that we are in material compliance with the relevant PRC law

Seasonality

Naturally, our fresh fruits business is highly seasonal. Our Fuji Apples and Tangerine Oranges are harvested mainly during September and November every year, while our Emperor Bananas grow in an eight month cycle. We plan to invest in a bigger and better processing line and packing house, including our own cold storage facilities in our base in Luo Chuan, Shaanxi in order to avoid unnecessary fluctuations in seasonality.

Insurance

Our business model and our agreements with our suppliers provide a cushion which shields our company from product liability exposure and business interruption. We purchase on C.O.D. terms and almost all of our current sales are on a cash basis. In addition, our business in the two wholesales centers are cash sales. Therefore, the limited insurance coverage available in China for Agriculture products in relation to marketing and sales of fresh fruits does not materially affect our business. However, we do have adequate insurance for all of our workers on our processing lines, at our wholesale centers and on our plantation bases in Luo Chuan and Wanqingsha.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Amendment, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this Amendment.

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows to support our working capital requirements, but our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. In the future we may require access to the financial markets to provide us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the economies in which we operate and may adversely impact our potential sources of capital financing, as well as our ability to manage normal relationships with our suppliers, customers and creditors. In addition, the lack of availability of credit could lead to a further weakening of the Chinese and global economies and make capital financing of our operations more expensive for us or impossible altogether. It is unclear whether and to what extent the economic stimulus measures and other actions taken or contemplated by the Chinese government and other governments throughout the world will mitigate the effects of the crisis on the industries that affect our business. Furthermore, deteriorating economic conditions including business layoffs, downsizing, industry slowdowns and other similar factors that affect our customers and creditors could have further negative consequences for our business operations. Although our products are considered staples in Chinese consumers’ daily life, similar to rice and meat, and historically, demand for such staples has not fluctuated with the ups and downs of the general economy, if the current economic situation continues to deteriorate, we could see a more drastic reduction in the demand for our products. Such reductions and disruptions could have a material adverse effect on our business operations.

Changes in weather conditions and natural disasters could affect our crop supplies and disrupt our operations, which could adversely affect our operations and our results of operations.

Changes in weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect the cost and supply of commodities, ingredients and raw materials, including fruits and vegetables. Additionally, these events can result in reduced supplies of raw materials, lower recoveries of usable raw materials, higher costs of cold storage if harvests are accelerated and processing capacity is unavailable or interruptions in our production schedules if harvests are delayed. Our competitors may be affected differently by weather conditions and natural disasters depending on the location of their supplies or operations. If our supplies of raw materials are reduced, we may not be able to find enough supplemental supply sources on favorable terms, if at all, which could impact our ability to supply product to our customers and adversely affect our business, financial condition and results of operations. If our operations are damaged by a natural disaster, we may be subject to supply interruptions or other business disruption, which could adversely affect our business and results of operations.

Any ill effects, product liability claims, recalls, adverse publicity or negative public perception regarding particular fruits we sell, our products or our industry in general could harm our sales and cause consumers to avoid our products.

The food industry is subject to risks posed by food spoilage and contamination, product tampering, product recall, and consumer product liability claims. Although we only take delivery from our suppliers at wholesale markets on a C.O.D. basis and are somewhat cushioned from such risks, the decrease in our product supplies that could result from such events could harm our product sales.

Our operations could be impacted by both genuine and fictitious claims regarding our and our competitors’ products. In the event of product contamination or tampering, we may need to recall some of our products. A widespread product recall could result in significant loss due to the cost of conducting a product recall including destruction of inventory and the loss of sales resulting from the unavailability of the product for a period of time.

In addition, any adverse publicity or negative public perception regarding our products, our actions relating to our products, or our industry in general could result in a substantial drop in demand for our products. This negative public perception may include publicity regarding the safety or quality of our products in general, of other companies or of our products specifically. Negative public perception may also arise from regulatory investigations or product liability claims, regardless of whether those investigations involve us or whether any product liability claim is successful against us. We could also suffer losses from a significant product liability judgment against us. Either a significant product recall or a product liability judgment, involving either our company or our competitors, could also result in a loss of consumer confidence in our products or the food category, and an actual or perceived loss of value of our brands, materially impacting consumer demand.

We compete in an industry that is brand-conscious, and unless we are able to establish and maintain brand name recognition our sales may be negatively impacted.

Our company has established two separate brands, one for our processed vegetables and the other for our fresh fruits. In the current wholesale fresh fruits business in China, brand-consciousness has not reached such a level that would impact on sales. Nevertheless, we are striving to build our two brands in the market and targeting to make Organic Region as famous as Sunkist in so far as apple sales are concerned in China within five years.

Our business is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers. In addition, our business depends on acceptance by our independent distributors and consumers of our brand. Although we believe that we have made progress towards establishing market recognition for our brand “Organic-Region™” in the Chinese wholesale industry, it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate and our annual performance will depend largely on results from two quarters.

Our business is seasonal, reflecting the harvest season of our primary source foods during the months from mid September to mid November. Typically, a substantial portion of our revenues are earned during our third and fourth fiscal quarters. We generally experience lowest revenues during our second fiscal quarter. Sales in the third and fourth fiscal quarters accounted for approximately 52% and 58% of our revenues, respectively, for years ended December 31, 2007 and 2008. If sales in these quarters are lower than expected, our operating results would be adversely affected, and it would have a disproportionately large impact on our annual operating results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’ internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to the operating effectiveness of the company’s internal controls. Since we just completed the acquisition of Organic Region on January 15, 2009, we have not evaluated Organic Region and its consolidated subsidiaries’ internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we were subject to these requirements beginning with our annual report for the fiscal year ending December 31, 2008, although the auditor attestation is not required until our annual report for the fiscal year ending December 31, 2009 assuming our filing status remains as a smaller reporting company. We can provide no assurance that we will comply with all of the requirements imposed thereby and there can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

RISKS RELATED TO DOING BUSINESS IN CHINA

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

  a higher level of government involvement;
  a early stage of development of the market-oriented sector of the economy;
  a rapid growth rate;
  a higher level of control over foreign exchange; and
  the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in economic conditions or government policies in China could have a material adverse effect on the overall economic growth in China, which in turn could lead to a reduction in demand for our services and consequently have a material adverse effect on our business and prospects.

PRC food hygiene and safety laws may become more onerous, which may adversely affect our operations and financial performance and lead to an increase in our costs which we may be unable to pass on to our customers.

Operators within the PRC food processing industry are subject to compliance with PRC food hygiene and safety laws and regulations. Such laws and regulations require all enterprises engaged in the production of fruit based products to obtain a hygiene license. They also set out hygiene standards with respect to food and food additives, packaging and containers, labeling on packaging as well as hygiene requirements for food production and sites, facilities and equipment used for the transportation and the sale of food. Failure to comply with PRC food hygiene and safety laws may result in fines, suspension of operations, loss of hygiene license and, in certain cases, criminal proceedings against an enterprise and its management. Although we are in compliance with current PRC food hygiene and safety laws and regulations, in the event that such laws and regulations become more stringent or widen in scope, we may fail to comply with such laws, or if we comply, our production and distribution costs may increase, and we may be unable to pass these additional costs on to our customers.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

If we are found to have failed to comply with applicable laws, we may incur additional expenditures or be subject to significant fines and penalties.

Our operations are subject to PRC laws and regulations applicable to us. However, many PRC laws and regulations are uncertain in their scope, and the implementation of such laws and regulations in different localities could have significant differences. In certain instances, local implementation rules and/or the actual implementation are not necessarily consistent with the regulations at the national level. Although we strive to comply with all the applicable PRC laws and regulations, we cannot assure you that the relevant PRC government authorities will not later determine that we have not been in compliance with certain laws or regulations.

In addition, our facilities and products are subject to many laws and regulations administered by the PRC State Administration for Industry and Commerce, the PRC State Administration of Taxation, the PRC Ministry of Health and Hygiene Permitting Office, the PRC General Administration of Quality Supervision, Inspection and Quarantine, and the PRC State Food and Drug Administration Bureau relating to the processing, packaging, storage, distribution, advertising, labeling, quality, and safety of food products. Our failure to comply with these and other applicable laws and regulations in China could subject us to administrative penalties and injunctive relief, as well as civil remedies, including fines, injunctions and recalls of our products. It is possible that changes to such laws or more rigorous enforcement of such laws or with respect to our current or past practices could have a material adverse effect on our business, operating results and financial condition. Further, additional environmental, health or safety issues relating to matters that are not currently known to management may result in unanticipated liabilities and expenditures.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

All our sales revenue and expenses are denominated in RMB. Under PRC law, the RMB is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by our PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiary borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect their ability to obtain foreign exchange through debt or equity financing.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that HCP is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2009 tax year and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency determines that CSRC approval is required in connection with the reverse acquisition of Organic Region, the reverse acquisition may be unwound, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006. The M&A Rule, among other things, requires that an offshore company controlled by PRC companies or individuals that have acquired a PRC domestic company for the purpose of listing the PRC domestic company’s equity interest on an overseas stock exchange must obtain the approval of the CSRC prior to the listing and trading of such offshore company's securities on an overseas stock exchange. In addition, when an offshore company acquires a PRC domestic company, the offshore company is generally required to pay the acquisition consideration within three months after the issuance of the foreign-invested company license unless certain ratification from the relevant PRC regulatory agency is obtained. On September 21, 2006, the CSRC, pursuant to the M&A Rule, published on its official web site procedures specifying documents and materials required to be submitted to it by offshore companies seeking CSRC approval of their overseas listings.

In the opinion of our PRC counsel, the De Heng Law Firm, the M&A Rule concerning the CSRC approval for acquisition of a PRC domestic company by an offshore company controlled by PRC companies or individuals does not apply to our reverse acquisition of Organic Region because none of HCP, Organic Region or its subsidiaries is a “Special Purpose Vehicle” or an “offshore company controlled by PRC companies or individuals” as defined in the M&A Rule. If the CSRC or another PRC governmental agency subsequently determines that we must obtain CSRC approval prior to the completion of the reverse acquisition, the reverse acquisition may be unwound and we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China and limit our operating privileges in China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

The M&A Rule establishes more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rule establishes additional procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the PRC Ministry of Commerce be notified in advance of any change-of-control transaction and in some situations, require approval of the PRC Ministry of Commerce when a foreign investor takes control of a Chinese domestic enterprise. In the future, we may grow our business in part by acquiring complementary businesses, although we do not have any plans to do so at this time. The M&A Rule also requires PRC Ministry of Commerce anti-trust review of any change-of-control transactions involving certain types of foreign acquirers. Complying with the requirements of the M&A Rule to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the PRC Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company and most of our assets are located outside of the United States. Most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our products could cause the market price for our shares to change substantially.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, the trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price for our common stock or trading volume to decline.

Furthermore, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 20,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview of Our Business

We are a Nevada holding company whose PRC-based operating subsidiaries, Zhuhai Organic and Guangzhou Organic, are primarily engaged in the wholesale distribution, marketing and sales of high-value fruits and vegetables to wholesale centers and supermarkets in China. Our main products include Fuji Apples, Emperor Bananas and Tangerine Oranges. Our products are sourced directly from farming cooperative groups on leased plantations throughout China to whom we provide varying degrees of farming, harvesting and marketing services. We distribute our products through our established distribution network and trading agents who sell our products to customers throughout China.

Our sales revenue grew from $42.26 million during the fiscal year ended December 31, 2007, to $73.57 million during the fiscal year ended December 31, 2008. Our net income for the fiscal years ended December 31, 2008 and 2007 were $4.60 million and $3.88 million.

Our products are considered staples in Chinese consumers’ daily life, similar to rice and meat, and historically, demand for such staples has not fluctuated with the ups and downs of the general economy. As a result, we have not yet seen a significant negative impact on our business from the current economic downturn and the global credit crisis. However, if economic conditions further deteriorate, including business layoffs, downsizing, industry slowdowns and other similar factors that affect our customers and creditors, we could see a reduction in the demand for our products which could have a material adverse effect on our business operations.

Recent Developments

Prior to January 15, 2009, we were a shell company and had no operations. On January 15, 2009, we completed a reverse acquisition transaction through a share exchange with Organic Region, whereby we issued to the shareholders of Organic Region, 81,648,554 shares of our common stock, par value $0.001, in exchange for 100% of the issued and outstanding capital stock of Organic Region. Organic Region and its subsidiaries, Fuji Sunrise, Southern International, HK Organic, Zhuhai Organic and Guangzhou Organic thereby became our wholly owned subsidiaries. In accordance with Statement of Financial Accounting Standard, or SFAS, No. 141, we booked this merger using the recapitalization method which consolidated Henry County Plywood Corporation together with Organic Region and its subsidiaries, and treated Henry County Plywood Corporation as a shell company at the time of the merger. Since we were a shell company at the time of the merger while Organic Region had operations through its PRC operating subsidiaries and was significantly larger than we were, under SFAS 141, Organic Region is considered to be the acquirer.

On January 15, 2009, in connection with the reverse acquisition, we entered into a registration rights agreement, or the Registration Rights Agreement, with Michael Friess and Sanford Schwartz, or the Majority Stockholders, pursuant to which we granted piggyback registration rights to the Majority Stockholders with respect to all shares of our common stock held by them.

On January 15, 2009, we also entered into a redemption agreement, or the Redemption Agreement, with the Majority Stockholders, whereby the Majority Stockholders surrendered an aggregate of 1,666,298 shares of our common stock for redemption in exchange for our issuance of a convertible promissory note to each, or the Notes, in the aggregate principal amount of five hundred thousand dollars $500,000 in favor of the Majority Stockholders. The Notes bear interest at an annual rate equal to the short term applicable federal rate as published by the United States Internal Revenue Service for avoidance of imputed interest from the date thereof, computed on the basis of a 360 day year. The principal and accrued interest of the Notes is payable on the earlier of the consummation of a financing with gross proceeds of at least $2,000,000 or March 31, 2009, provided that the principal is subject to setoff and holdback rights to secure the Majority Stockholders’ indemnification obligations under the Indemnification Agreement described below. If we receive a notice of claim under the Indemnification Agreement and are required to use funds to defend against any such claim, the principal shall be reduced by such corresponding amount. In addition, so long as any claim remains unresolved against the Company, no further interest will accrue under the Notes with regard to such portion of the principal that is equal to the amount of such claim.

If the Notes are not paid off at maturity, the Majority Stockholders may, at their sole option, choose to either (i) extend the maturity date by three months and increase the aggregate principal amount of the notes to $750,000, or (ii) convert the Notes into a number of shares of our common stock such that, following conversion, the Majority Stockholders, together will all other stockholders of the Company immediately prior to the consummation of the reverse acquisition transaction, will own, in the aggregate, 49% of our outstanding capital stock; provided that if the Majority Stockholders choose to convert their Notes at such time, we will have the right, within six months of the date of conversion, to repurchase all such shares for an aggregate purchase price of $825,000. If the Majority Stockholders choose to extend the maturity date as described above, and the Notes are not paid by the extended maturity date, the Majority Stockholders will have the option to either (i) further extend the maturity date by an additional three months and increase the aggregate principal amount of the notes to $1,000,000, or (ii) convert the Notes into a number of shares of our common stock such that, following conversion, the Majority Stockholders, together will all other stockholders of the Company immediately prior to the consummation of the reverse acquisition transaction, will own, in the aggregate, 49% of our outstanding capital stock; provided that if the Majority Stockholders choose to convert their Notes at such time, we will have the right, within six months of the date of conversion, to repurchase all such shares for an aggregate purchase price of $1,100,000. If the Majority Stockholders convert the Notes as described above and we do not repurchase all such shares issued upon conversion, following the expiration of the applicable period allowing for the repurchase of such shares, the Majority Stockholders will receive demand registration rights with respect to all shares of our common stock then owned by them.

On March 31, 2009, we entered into a verbal agreement with the Majority Stockholders, pursuant to which we paid the Majority Stockholders $250,000, or one-half, of the principal amount due under the Notes and agreed to pay them the remaining $250,000 on or before April 30, 2009, without penalty.

On January 15, 2009, we also entered into an indemnification agreement, or the Indemnification Agreement, with the Majority Stockholders whereby the Majority Stockholders agreed to indemnify us and our stockholders, for a period of twenty-four months, for any liabilities or causes of action that arise from actions or omissions on the part of the Majority Stockholders with respect to the transactions contemplated by the reverse acquisition transaction or any liabilities based on any matter relating to the Company that occurred on or prior to the date of the Indemnification Agreement. Pursuant to the Indemnification Agreement, the Majority Stockholders pledged and delivered to us an aggregate of 499,889 shares of our common stock held by them, to be held in escrow by us until December 31, 2009 to secure the Majority Stockholders’ obligations under the Indemnification Agreement.

Principal Factors Affecting our Financial Performance

Natural Disasters

Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, which are difficult to anticipate and cannot be controlled by the company, may affect the supply of our products and disrupt our operations. Changes in weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes or pestilence, may affect the cost and supply of commodities, ingredients and raw materials, including fruits and vegetables. Additionally, these events can result in reduced supplies of raw materials, lower recoveries of usable raw materials, higher costs of cold storage if harvests are accelerated and processing capacity is unavailable or interruptions in our production schedules if harvests are delayed. Our competitors may be affected differently by weather conditions and natural disasters depending on the location of their supplies or operations. If our supplies of raw materials are reduced, we may not be able to find enough supplemental supply sources on favorable terms, if at all, which could impact our ability to supply product to our customers and adversely affect our business, financial condition and results of operations. If our operations are damaged by a natural disaster, we may be subject to supply interruptions or other business disruption, which could adversely affect our business and results of operations.

Taxation

United States and British Virgin Islands

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States. Each of our subsidiaries, Organic Region, Fuji Sunrise and Southern International was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes.

China

Before the implementation of the New EIT Law, Foreign Invested Enterprises, or FIEs, established in the PRC are generally subject to an enterprise income tax, or EIT, rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. The New EIT Law imposes a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these pending changes, the New EIT Law gives the FIEs established before March 16, 2007, or Old FIEs, such as our subsidiaries Zhuhai Organic and Guangzhou Organic, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatment. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the “two-year exemption and three-year half reduction” or “five-year exemption and five-year half-reduction” under the original EIT law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then our organization's global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

Under the current income tax laws and the related implementing rules, FIEs engaging in agriculture businesses, such as Guangzhou Organic, subject to approval from local taxation authorities, are entitled to a two-year tax exemption from PRC EIT. Guangzhou Organic is tax exempt for 2008 to 2009 and is entitled to a 50.0% tax reduction for the three years thereafter. Due to a business interruption in 2008 related to its search for suitable space for its vegetable business, Zhuhai Organic was entitled to tax exemption in 2007, and will be entitled to a one-year tax exemption after the business recovers. Currently, pursuant to income tax law and related implementing rules of PRC, the income tax rate for foreign-capitalized enterprises is 25% and the value-added tax rate is 13%.

Results of Operations

The following table sets forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of our net sales.

(All amounts, other than percentages, in thousands of U.S. dollars)

	Fiscal Year Ended
	December 31
	2008		2007
	In	As a % of	In	As a % of
	Thousands	Net Sales	Thousands	Net Sales
Net Sales	73,563		42,257
Cost of Sales	65,317	88.79%	37,532	88.82%
Gross Profit	8,246	11.21%	4,725	11.18%
Operating Expenses
Selling Expenses	2,139	2.91%	629	1.49%
Administrative Expenses	1,040	1.41%	219	0.52%
Operating Income	5,066	6.89%	3,877	9.17%
Interest Expenses	(134)	-	-	-
Other, net	15	0.02%	3	0.01%
Income Before Income Taxes	4,601	6.25%	3,880	9.18%
Income Taxes expense	-	-	1	-
Net income	4,601	6.25%	3,880	9.18%
Foreign Currency translation gain	778	1.06%	263	-
Net income	5,379	7.31%	4,143	-

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

Net Sales. Net sales increased $31.3 million, or 74.08%, to $73.6 million in the fiscal year ended December 31, 2008 from $42.2 million in fiscal year 2007. This increase was mainly due to our expanded plantation bases and supply sources during the 2008 period.

Cost of Sales. Our cost of sales is primarily comprised of the costs of our raw materials, labor, overhead and sales tax. Our cost of sales increased $27.8 million, or 74.03%, to $65.3 million in the fiscal year ended December 31, 2008 from $37.5 million in fiscal year 2007. This increase was mainly due to an increase of sales during the 2008 period.

Gross Profit and Gross Margin. Our gross profit increased $3.5 million to $8.2 million in the fiscal year ended December 31, 2008 from $4.7 million in fiscal year 2007. Gross profit as a percentage of net revenues was 11.21% and 11.18% for the fiscal years ended December 31, 2008 and 2007, respectively. Our gross margin was relatively stable since it’s largely determinate by the margin of the wholesale price we buy from our suppliers and the reseller price we sell at distribution centers, which is relatively stable.

Selling Expenses. Our selling expenses increased $1.5 million, or 239.89%, to $2.1 million in the fiscal year ended December 31, 2008 from $0.6 million in fiscal year 2007. As a percentage of net sales, our selling expenses increased to 2.91% in the fiscal year ended December 31, 2008 from 1.49% in fiscal year 2007. The increase in selling expense as a percentage of net sales was primarily a result of the increase in the amount of incentives given to our sales staff during the 2008 period.

Administrative expenses. Our administrative expenses increased $0.8 million, or 375.44%, to $1.0 million in the fiscal year ended December 31, 2008 from $0.2 million in fiscal year 2007. As a percentage of net sales, administrative expenses increased to 1.41% in the fiscal year ended December 31, 2008, as compared to 0.52% in fiscal year 2007. This percentage increase was primarily a result of a $0.45 million increase in our business promotion expenses and daily operation expenses.

Other Income (expense). Other income (expense) primarily consists of interest expense, beneficial conversion feature expense, change in fair value of derivative liability and other income. Total other income (expense) decreased by $468,454 to $(464,826) in the fiscal year ended December 31, 2008, from $3,628 in fiscal year 2007 due to the increase in beneficial conversion feature expense of $(393,345) and interest expense of $(133,650). The increase in interest expense and beneficial feature expense is due to a convertible debenture issued by the Company.

Income Before Income Taxes. Income before income taxes increased $0.7 million, or 18.58%, to $4.6 million in the fiscal year ended December 31, 2008, from $3.9 million in fiscal year 2007. Income before income taxes as a percentage of net sales decreased to 6.25% in the fiscal year ended December 31, 2008, from 9.18% in fiscal year 2007. The main reason for such a percentage decrease was due to our increased operations and increased management expenses in connection with the sales volume increase.

Net Income. Our net income increased $0.7 million, or 18.60%, to $4.6 million in the fiscal year ended December 31, 2008, from $3.9 in fiscal year 2007, mainly as a result of an increase in our net sales.

Liquidity and Capital Resources

As of December 31, 2008, we had cash and cash equivalents of approximately $0.54 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this Amendment.

Cash Flow
(All amounts in thousands of U.S. dollars)

	Fiscal Year Ended December 31,
	2008	2007
Net cash provided by operating activities	$7,333	$4,055
Net cash used in investing activities	(7,214)	(9,765)
Net cash provided by financing activities	(104)	6,097
Net cash flows	102	220

Operating Activities

Net cash provided by operating activities was $7.33 million in fiscal year 2008, an increase of $3.27 million, or 80.54%, from $4.06 million net cash provided by operating activities in fiscal year 2007. Such increase of net cash provided by operating activities was primarily attributable to the increase of net sales.

Investing Activities

Our cash used in investing activities primarily consists of payments related to the acquisition or sale of property, plant and equipment.

Net cash used for investing activities in the fiscal years ended December 31, 2008 and 2007 was $7.21 million and $9.76 million, respectively. This $2.55 million decrease in net cash used for investing activities was mainly attributable to $9.17 million in prepaid lease payments during the 2007 period.

Financing Activities

Net cash generated by financing activities in the fiscal year ended December 31, 2008 totaled $0.1 million, compared to 6.1 million in the year ended December 31, 2007. The difference in the cash generated by financing activities for 2008 and 2007 is attributable to the $5 million in additional paid-in capital contributed by the shareholders during the 2007 period, while no such capital was paid in during the 2008 period.

On April 23, 2008, we issued convertible notes and warrants to four investors, pursuant to a securities purchase agreement. We have assumed all obligations under the purchase agreement, notes and warrants. The notes have an aggregate principal amount of $500,000 and are payable on April 23, 2009. The notes bear interest at 18% per annum. If we do not repay the note on the maturity date, the note holders may convert the note into shares of our common stock at a per share conversion price equal to (x) 300% of our 2007 audited after tax net income, divided by (y) the number of our common stock outstanding immediately prior to such conversion, on a fully-diluted basis. In addition, in the event of a financing or a sale of our securities for more than $3 million, the notes will be automatically converted into shares of common stock at a conversion price equal to the quotient of the outstanding principal on the note, not including any interest, divided by 50% of the lowest cash purchase price paid in such a financing. In connection with the issuance of the notes, we also issued to the noteholders, five-year warrants for the purchase of an aggregate of $500,000 of shares of common stock at an exercise price equal to 115% of the per share price in such financing.

On January 15, 2009, we also entered into the Redemption Agreement with the Majority Stockholders, whereby the Majority Stockholders surrendered an aggregate of 1,666,298 shares of our common stock for redemption in exchange for our issuance of the Notes, in the aggregate principal amount of five hundred thousand dollars $500,000 in favor of the Majority Stockholders. The Notes bear interest at an annual rate equal to the short term applicable federal rate as published by the United States Internal Revenue Service for avoidance of imputed interest from the date thereof, computed on the basis of a 360 day year. The principal and accrued interest of the Notes is payable on the earlier of the consummation of a financing with gross proceeds of at least $2,000,000 or March 31, 2009, provided that the principal is subject to setoff and holdback rights to secure the Majority Stockholders’ indemnification obligations under the Indemnification Agreement described below. If we receive a notice of claim under the Indemnification Agreement and are required to use funds to defend against any such claim, the principal shall be reduced by such corresponding amount. In addition, so long as any claim remains unresolved against the Company, no further interest will accrue under the Notes with regard to such portion of the principal that is equal to the amount of such claim. On March 31, 2009, we entered into a verbal agreement with the Majority Stockholders, pursuant to which we paid the Majority Stockholders $250,000, or one-half, of the principal amount due under the Notes and agreed to pay them the remaining $250,000 on or before April 30, 2009, without penalty.

Capital Expenditures

Our capital expenditures were $7.2 million and $9.8 million for the fiscal years ended December 31, 2008 and 2007, respectively. Our capital expenditures were primarily used to rent land to expand products available to supply. Our material capital expenditure requirement for fiscal year 2009 is expected to be approximately $12 million, which will be used for lease of land and setting up processing & packing factory.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. In addition, we may, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations Under Material Contracts

Below is a summary of our current obligations under material contracts:

On January 1, 2005, Organic Region and Mr. Xiong Luo, our Chief Operating Officer, entered into an exclusive arrangement, whereby Organic Region agreed to provide consulting services, including business operations, human resources and research and development services, to Mr. Luo, the holder of licenses necessary to operate our fruit trading business in China, in connection with Guangzhou Greenland, an entity owned and controlled by Mr. Luo. In exchange for such services, Mr. Luo agreed to pay a consulting services fee to Organic Region equal to all of the revenues obtained by Guangzhou Greenland and we obtained the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approval all matters requiring shareholder approval. Mr. Luo also irrevocably granted us an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agreed to entrust all the rights to exercise their voting power to the person appointed by us. As a result of this arrangement, we consolidate the financial results of Guangzhou Greenland as our variable interest entity, pursuant to FIN 46R.

On April 23, 2008, we issued convertible notes and warrants to four investors, pursuant to a securities purchase agreement. We have assumed all obligations under the purchase agreement, notes and warrants. The notes have an aggregate principal amount of $500,000 and are payable on April 23, 2009. The notes bear interest at 18% per annum. If we do not repay the note on the maturity date, the note holders may convert the note into shares of our common stock at a per share conversion price equal to (x) 300% of our 2007 audited after tax net income, divided by (y) the number of our common stock outstanding immediately prior to such conversion, on a fully-diluted basis. In addition, in the event of a financing or a sale of our securities for more than $3 million, the notes will be automatically converted into shares of common stock at a conversion price equal to the quotient of the outstanding principal on the note, not including any interest, divided by 50% of the lowest cash purchase price paid in such a financing. In connection with the issuance of the notes, we also issued to the noteholders, five-year warrants for the purchase of an aggregate of $500,000 of shares of common stock at an exercise price equal to 115% of the per share price in such financing.

On January 15, 2009, we also entered into the Redemption Agreement with the Majority Stockholders, whereby the Majority Stockholders surrendered an aggregate of 1,666,298 shares of our common stock for redemption in exchange for our issuance of the Notes, in the aggregate principal amount of five hundred thousand dollars $500,000 in favor of the Majority Stockholders. The Notes bear interest at an annual rate equal to the short term applicable federal rate as published by the United States Internal Revenue Service for avoidance of imputed interest from the date thereof, computed on the basis of a 360 day year. The principal and accrued interest of the Notes is payable on the earlier of the consummation of a financing with gross proceeds of at least $2,000,000 or March 31, 2009, provided that the principal is subject to setoff and holdback rights to secure the Majority Stockholders’ indemnification obligations under the Indemnification Agreement described below. If we receive a notice of claim under the Indemnification Agreement and are required to use funds to defend against any such claim, the principal shall be reduced by such corresponding amount. In addition, so long as any claim remains unresolved against the Company, no further interest will accrue under the Notes with regard to such portion of the principal that is equal to the amount of such claim. On March 31, 2009, we entered into a verbal agreement with the Majority Stockholders, pursuant to which we paid the Majority Stockholders $250,000, or one-half, of the principal amount due under the Notes and agreed to pay them the remaining $250,000 on or before April 30, 2009, without penalty.

We are also party to several land lease cooperation development agreements with our suppliers, including:

  Lease Agreement, dated May 4, 2004, between Guangzhou Organic and Apple Association of Kuibai Town, Luochuan County, or the Apple Association, pursuant to which the Apple Association, on behalf of the villagers in Kuibai Town, Luochuan County of Shaanxi Province, leased a 30,130mu (1mu=667sqm) apple plantation to Guangzhou Organic for RMB1,300 per mu or a total of RMB 39,169,000 (approximately $5,760,000). The agreement is for a term of 25 years, from June 1, 2005 to May 30, 2030.

  Lease Agreement, dated October 29, 2007, between Guangzhou Organic and the Apple Association, pursuant to which the Apple Association, on behalf of the villagers in Kuibai Town, Luochuan County of Shaanxi Province, leased a 21,000mu apple plantation to Guangzhou Organic for a price of RMB1,300 per mu or a total of RMB 27.3 million (approximately $3.9 million). The agreement is for a term of 25 years, from January 1, 2008 to December 31, 2033.

  Lease Agreement, dated October 17, 2006, between Guangzhou Organic and Fruits Association of Wanqingsha Town, Nansha District of Guangzhou City, or the Fruits Association, pursuant to which the Fruits Association, on behalf of the villagers in Wanqingsha Town, Nansha District of Guangzhou City, leased a 1,656.12mu banana plantation to Guangzhou Organic for RMB900 per mu or a total of RMB1.49 million (approximately $217,878). The agreement is for a term of 25 years, from January 1, 2007 to December 31, 2032.

  Lease Agreement, dated January 3, 2008, between Guangzhou Organic the Fruits Association, pursuant to which the Fruits Association, on behalf of the villagers in Wanqingsha Town, Nansha District of Guangzhou City, leased a 3,280mu banana plantation to Guangzhou Organic for RMB1,250 per mu or a total of RMB 4,100,000 (approximately $602,941). The agreement is for a term of 25 years, from August 1, 2008 to July 30, 2033.

  Lease Agreement, dated October 12, 2005, between Guangzhou Organic Guangxi Wanshanhong Fruits Co., Ltd, or Wanshanhong Fruits, pursuant to which Wanshanhong Fruits, on behalf of the villagers in Rong’an County of Guangxi Province, leased a 1,500mu tangerine plantation to Guangzhou Organic for RMB1,050 per mu or a total price of RMB1,575,000 (approximately $233,965). The agreement is for a term of 25 years, from October 1, 2006 to September 30, 2031.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Accounts Receivable

Our policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2008, we had accounts receivables, of $209,995 net of allowance for bad debts in the amount of $9,264.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market value. Management compares the cost of inventories with market value and an allowance is provided to reduce the value of inventories to their net market value. Inventories consisted of vegetables and fruits in the amount of $16,931 as of December 31, 2008.

Impairment

We apply the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or SFAS No. 144, issued by the Financial Accounting Standards Board or FASB. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

We test long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. We consider historical performance and future estimated results in our evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we measure the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate we utilize to evaluate potential investments. We estimate fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the year ended December 31, 2008.

Revenue Recognition

Our revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. Revenues from the sale of products are recognized at the point of sale of our products. Discounts provided to customers by us at the time of sale are recognized as a reduction in sales as the products are sold. Discounts provided by vendors are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Sales taxes are not recorded as a component of sales. The “Cost of Good Sold” line item of the Consolidated Statements of Income includes product costs, net of discounts and allowances. Discounts provided to us by vendors at the time of purchase are recognized as a reduction in inventory cost as the products are delivered. All other costs, including warehousing costs, transportation costs; salaries, rent expense and depreciation expense, are shown separately in Selling Expense or General and Administrative Expense in the Consolidated Statements of Incomes.

Foreign Currency Translation

We use U.S. dollars for financial reporting purposes. Our subsidiaries maintain their books and records in their functional currency - RMB, being the primary currency of the economic environment in which their operations are conducted. Such financial statements were translated into U.S. Dollars (USD) in accordance with SFAS No. 52, “Foreign Currency Translation”. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder's equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” as a component of shareholders’ equity.

Recent Accounting Pronouncements

In September 2006, FASB issued SFAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” This statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this statement in preparing those financial statements: (a) a brief description of the provisions of this statement; (b) the date that adoption is required; and (c) the date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Our management is currently evaluating the effect of this pronouncement on our financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for our fiscal year beginning October 1, 2009. Our management is currently evaluating the effect of this pronouncement on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This statement replaces SFAS No. 141, Business Combinations. This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company's fiscal year beginning October 1, 2009. While we have not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on our consolidated financial statements, we will be required to expense costs related to any acquisitions after September 30, 2009.

On March 19, 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. “Use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. This has led to concerns among investors that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide enough information about how these instruments and activities affect the entity’s financial position and performance,” explained Kevin Stoklosa, project manager. “By requiring additional information about how and why derivative instruments are being used, the new standard gives investors better information upon which to base their decisions.” The new standard also improves transparency about the location and amounts of derivative instruments in an entity's financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk–related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. Management is currently evaluating the effect of this pronouncement on financial statements.

In May of 2008, FASB issued SFAS No.162, The Hierarchy of Generally Accepted Accounting Principles. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. We do not believe this pronouncement will impact our financial statements.

In May of 2008, FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts–an interpretation of FASB Statement No. 60. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. We do not believe this pronouncement will impact our financial statements.

Seasonality

Our fresh fruits business is highly seasonal. Our Fuji Apples and Tangerine Oranges are harvested mainly during from mid-September to mid-November every year, while our Emperor Bananas grow in an eight month cycle. As fruits collected cannot be stored at room temperature for a long time, they must be processed as soon as they are harvested. We plan to invest in a bigger and better processing line and packing house, including the construction of our own cold storage facilities in our base in Luo Chuan, Shaanxi, in order to avoid unnecessary fluctuations in seasonality.

We generally experience higher sales in the third and fourth fiscal quarters mainly due to our distributors' (i) efforts to obtain adequate supply of our fruit processing products before the supply diminishes after production ceases in November; and (ii) anticipation of higher demand for fruit processed products as a result of festive seasons at the end of the year and beginning of the following year such as Christmas and the Chinese spring festival.

Effects of Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in fruit products and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

OUR PROPERTIES

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We currently occupy approximately 686 square meters of space at 6/F No.947, Qiao Xing Road, Shi Qiao Town, Pan Yu District, Guangzhou, China, at the rate of RMB7,872 per month (or approximately $1,150 per month), pursuant to a five-year lease agreement between the Company and Guang LV Industrial Co., Ltd., as supplemented. The lease will expire on May 1, 2012, but upon such expiration, we have the option to re-lease the premises under the same terms and conditions. We are also party to several land lease agreements with our suppliers described elsewhere in this Amendment, under the subheading “Obligations Under Material Contracts.”

We believe that all our properties have been adequately maintained, are generally in good condition and are suitable and adequate for our business. Guang LV Industrial Co., Ltd, the building owner, has insured the whole building, fees for which are paid out of our rent, so our property is protected against damages from fire, flood, theft and accidents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 20, 2009, certain information with respect to the beneficial ownership of our common stock by (i) each director and executive officer, (ii) each person known by us to be the beneficial owner provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this statement in preparing those financial statements: (a) a brief description of the provisions of this statement; (b) the date that adoption is required; and (c) the date the employer plans to adopt the recognition provisions of this Statement, if earlier.

			Amount and
			Nature of
Name & Address of Beneficial			Beneficial	Percent of
Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Anson Yiu Ming Fong	Chairman of the Board	Common stock $0.001 par value	38,783,063(3)	46.55%
Chi Ming Leung	CEO, President and Director	Common stock $0.001 par value	4,082,428(4)	4.90%
Yong Qing Ma	Chief Financial Officer	Common stock $0.001 par value	0	*
Xiong Luo	Chief Operating Officer and Director	Common stock $0.001 par value	30,618,207(5)	36.75%
Jeremy Goodwin	Director	Common stock $0.001 par value	0	*
All officers and directors as a group (5 persons named above)		Common stock $0.001 par value	73,483,698	88.20%
5% Securities Holders
Grand Will Investment Group Ltd.		Common stock $0.001 par value	30,618,207	36.75%
Logo International Holdings Ltd.		Common stock $0.001 par value	30,618,207	36.75%
Anson Yiu Ming Fong		Common stock $0.001 par value	38,783,063(3)	46.55%
Xiong Luo		Common stock $0.001 par value	30,618,207(5)	36.75%
Lili Mao		Common stock $0.001 par value	30,618,207(5)	36.75%

*Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

As of April 20, 2009, a total of 83,314,851 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Represents 30,618,207 shares that are held by Mr. Fong indirectly through Grand Will Investment Group Limited, a BVI company owned and controlled by Mr. Fong; 4,082,428 shares that are held indirectly by Mr. Fong’s brother and sister, Kit Ming Fong and Shiu Ming Fong , through Multi Billion Investment Development Limited, a BVI company owned and controlled by them; and 4,082,428 shares that are held indirectly by Mr. Fong’s wife, Wai Yin Cheng, through Long Rich Global Invest Limited, a BVI company owned and controlled by her.

(4)	Represents 4,082,428 shares that are indirectly held by Mr. Leung, through Alpha Fortune Global Develop Limited, a BVI company owned and controlled by him.

(5)	Represents 30,618,207 shares that are jointly held by Xiong Luo and his wife, Lili Mao, indirectly through Logo International Holdings Limited, a BVI company owned and controlled by them.

Changes in Control

There are currently no arrangements which may result in a change in control of the Company.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this Amendment:

NAME	AGE	POSITION
Anson Yiu Ming Fong	47	Chairman of the Board
Chi Ming Leung	68	Chief Executive Officer, President and Director
Yong Qing Ma	38	Chief Financial Officer and Treasurer
Xiong Luo	54	Chief Operating Officer and Director
Jeremy Goodwin	36	Director

Anson Yiu Ming Fong. Mr. Fong was appointed as Chairman of our board of directors on January 15, 2009. He is also a co-founder of our BVI subsidiary, Organic Region. Prior to founding Organic Region, Mr. Fong had been engaged in the consumer products industry in China for over 25 years. From 2001 to 2008, Mr. Fong was the co-founder the Heng Tai Consumables Group Ltd., a Hong Kong listed company, and served as its Executive Director and Chief Operation Officer. Prior to that, Mr. Fong served from 1986 to 2001 as the Sales Director for China Trade for Vincent Honour Ltd., and from 1980 to 1985, worked at Dodwell Wines & Spirits and Dodwell Imports, Hong Kong, as a Sales Representative.

Chi Ming Leung. Mr. Leung was appointed as our Chief Executive Officer and President on January 15, 2009 and became our director on February 6, 2009. He has served as the Executive Director of Organic Region since 2007. Mr. Leung has over 10 years’ experience in the consumer products industry. Prior to joining us, Mr. Leung served from 2003 to 2007, as a Director for Corporate Sales of CDS/FEDEX Hong Kong and China. Prior to that, Mr. Leung served from 1986 to 2003 as general manager of New York Scanwell Freight Limited, and later as general manager of its Shanghai Branch. Mr. Leung graduated from Queen’s College in 1965.

Yong Qing Ma. Ms. Ma was appointed as our Chief Financial Officer and Treasurer on January 15, 2009 and has held the same position with Organic Region since September 2007. Prior to joining us, Ms. Ma served as vice president of Finance for Pacificnet, Inc. (NASDAQ: PACT). She worked as finance manager at Shenzhen Lufthansa Technik Ltd., a subsidiary of Germany Lufthansa Group from 2002 to 2003. She worked for China Motion, a Hong Kong public telecom company as manager of Corporate Finance Division and Audit Division from 1995 to 2002. Ms. Ma received MBA from American Kennedy Western University, economic bachelor of Wuhan University in China. She currently serves as director for Shenzhen Longtou Investment Limited.

Xiong Luo. Mr. Luo was appointed as our Chief Operating Officer on January 15, 2009 and became our director on February 6, 2009. He has held the same position with Organic Region since 2006. Mr. Luo has also served as the general manager of our PRC operating subsidiaries, Zhuhai Organic and Guangzhou Organic, since 2004. Mr. Luo has over 20 years’ experience in enterprise planning and operations. Prior to joining us, Mr. Luo served from 2001 to 2004, as general manager and managing director of China Environmental Protection Industry Ltd., from 1998 to 2001, as general manager of Beijing World Oasis Technology Limited; from 1997 to 1998, as general manager of Beijing Chunyi Industry Ltd., and from 1991 to 1997 as general manager of the Zhuhai Guanli plastic machinery plant. Mr. Luo graduated from Guangdong South China Agricultural University in 1985 with a B.A. Degree and holds seven patents, two of which are related to inventions.

Jeremy Goodwin. Mr. Goodwin became a member of our Board of Directors as of February 1, 2009. He has extensive experience in providing financial advice to multi-national and Asian companies on key corporate initiatives such as M&A, debt and equity financing, restructuring, privatization and business expansion. Since 2006, Mr. Goodwin has been Managing Partner of 3G Capital Partners, a corporate finance advisory firm, and was a Vice President of Global Capital Group Enterprises, from 2002 to 2005 where he and his team advised Changzhou Xingrong Copper on its $20 million sale to Mueller Industries, Inc. From 1999 to 2001, Mr. Goodwin was with the ING Beijing Investment arm of Baring Private Equity Partners in Hong Kong, and from 1997 to 1998, Mr. Goodwin worked at ABN Amro in Beijing, where he assisted notable clients such as Royal Dutch Shell Oil and Beijing Capital International Airport with its listing on the Hong Kong stock exchange. Mr. Goodwin began his career at Mees Pierson Investment Finance S.A., a Geneva based investment fund private placement firm. He earned a Bachelor of Science degree from Cornell University and is fluent in Mandarin.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement In Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws (except where not subsequently dismissed without sanction or settlement), or from engaging in any type of business practice, or a finding of any violation of federal or state securities laws. To the best of our knowledge and except as set forth below, no petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our directors or officers, or any partnership in which any of our directors or officers was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of our directors or officers was an executive officer at or within two years before the time of such filing. Except as set forth in our discussion herein, under the heading “Certain Relationships and Related Transactions, and Director Independence” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

		Salary	Total
Name and Principal Position	Year	($)	($)
Chi Ming Leung, CEO (1)	2008	75,250	75,250
	2007	26,087	26,087
Michael Friess, former CEO (2)	2008	0	0
	2007	0	0

(1)

On January 15, 2009, we acquired Organic Region in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Chi Ming Leung became our Chief Executive Officer. Prior to the effective date of the reverse acquisition, Chi Ming Leung served as CEO of Organic Region. The annual, long term and other compensation shown in this table include the amount Chi Ming Leung received from Organic Region prior to the consummation of the reverse acquisition.

(2)	Michael Friess resigned from all offices he held with us and his position as our director upon the closing of the reverse acquisition of Organic Region on January 15, 2009.

Summary of Employment Agreements and Material Terms

Prior to our reverse acquisition, our operating subsidiaries were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders. In addition, each employee is required to enter into an employment agreement executed by our human resources department and the Company’s financial department. Accordingly, all our employees, including Mr. Chi Ming Leung, Mr. Xiong Luo and Ms. Yong Qing Ma, have executed our employment agreement. Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Leung’s employment agreement provides for an annual salary of RMB240,000 (approximately $35,087), Mr. Luo’s employment agreement provides for an annual salary of RMB360,000 (approximately $52,632) and Ms. Ma’s employment agreement provides for an annual salary of RMB240,000 (approximately $35,087). Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended December 31, 2008.

Compensation of Directors

The following table sets forth certain information concerning the compensation paid to our directors for services rendered to us during the fiscal year ending December 31, 2008:

				All Other
	Fees earned or	Stock Awards	Option Awards	Compensation	Total
Name	paid in cash	($)	($)	($)	($)
Anson Yiu Ming Fong	$160,000	-	-	-	$160,000
Chi Ming Leung	$45,000	-	-	-	$45,000
Xiong Luo	$75,000	-	-	-	$75,000

We have entered into director agreements with Anson Yiu Ming Fong, Chi Ming Leung, and Xiong Luo. Under the director agreements, Mr. Fong is paid an annual fee of HK$1,280,000 (approximately $160,000), Mr. Leung is paid an annual fee of HK$360,000 (approximately $45,000) and Mr. Luo is paid an annual fee of HK$600,000 (approximately $75,000), as consideration for their role as directors.

In addition, on February 1, 2009, we entered into an agreement with our independent director, Jeremy Goodwin, pursuant to which, the we agreed to pay Mr. Goodwin a monthly salary of $3,500, as compensation for the services to be provided by him as an independent director. We also agreed to award to Mr. Goodwin 12,500 restricted shares of our common stock every three (3) months, so long as Mr. Goodwin remains with the Company as an independent director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2008 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved that exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  On January 15, 2009, we consummated the transactions contemplated by the Share Exchange Agreement with the owners of all issued and outstanding capital stock of Organic Region, certain of which are beneficially owned and controlled by our Chairman, Chief Executive Officer and Chief Operating Officer and their affiliates. Pursuant to the Share Exchange Agreement, we acquired 100% of the outstanding capital stock of Organic Region in exchange for 81,648,554 shares of our common stock. As a result of this transaction, the shareholders of Organic Region became the beneficial owners of approximately 98% of our outstanding capital stock.

  On January 15, 2009, in connection with the Share Exchange Agreement, we entered into the Registration Rights Agreement with the Majority Stockholders, pursuant to which we granted piggyback registration rights to the Majority Stockholders with respect to all shares of our common stock held by them. Prior to consummation of the Share Exchange Agreement, the Majority Stockholders were our controlling stockholders and Michael Friess was a director and our Chief Executive Officer and President.

  On January 15, 2009, we also entered into the Redemption Agreement with the Majority Stockholders, whereby the Majority Stockholders surrendered an aggregate of 1,666,298 shares of our common stock for redemption in exchange for our issuance of the Notes, in the aggregate principal amount of five hundred thousand dollars $500,000 in favor of the Majority Stockholders. The Notes bear interest at an annual rate equal to the short term applicable federal rate as published by the United States Internal Revenue Service for avoidance of imputed interest from the date thereof, computed on the basis of a 360 day year. The principal and accrued interest of the Notes is payable on the earlier of the consummation of a financing with gross proceeds of at least $2,000,000 or March 31, 2009, provided that the principal is subject to setoff and holdback rights to secure the Majority Stockholders’ indemnification obligations under the Indemnification Agreement described below. If we receive a notice of claim under the Indemnification Agreement and are required to use funds to defend against any such claim, the principal shall be reduced by such corresponding amount. In addition, so long as any claim remains unresolved against the Company, no further interest will accrue under the Notes with regard to such portion of the principal that is equal to the amount of such claim. On March 31, 2009, we entered into a verbal agreement with the Majority Stockholders, pursuant to which we paid the Majority Stockholders $250,000, or one-half, of the principal amount due under the Notes and agreed to pay them the remaining $250,000 on or before April 30, 2009, without penalty.

  On January 15, 2009, we also entered into the Indemnification Agreement with the Majority Stockholders whereby the Majority Stockholders agreed to indemnify us and our stockholders, for a period of twenty- four months, for any liabilities or causes of action that arise from actions or omissions on the part of the Majority Stockholders with respect to the transactions contemplated by the Share Exchange Agreement or any liabilities based on any matter relating to the Company that occurred on or prior to the date of the Indemnification Agreement. Pursuant to the Indemnification Agreement, the Majority Stockholders pledged and delivered to us an aggregate of 499,889 shares of our common stock held by them, to be held in escrow by us until December 31, 2009 to secure the Majority Stockholders’ obligations under the Indemnification Agreement.

  On January 1, 2005, Organic Region and Mr. Xiong Luo, our Chief Operating Officer, entered into an exclusive arrangement, whereby Organic Region agreed to provide consulting services, including business operations, human resources and research and development services, to Mr. Luo, the holder of licenses necessary to operate our fruit trading business in China, in connection with Guangzhou Greenland, an entity owned and controlled by him. In exchange for such services, Mr. Luo agreed to pay a consulting services fee to Organic Region equal to all of the revenues obtained by Guangzhou Greenland and we obtained the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approval all matters requiring shareholder approval. Mr. Luo also irrevocably granted us an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agreed to entrust all the rights to exercise their voting power to the person appointed by us. As a result of this arrangement, we consolidate the financial results of Guangzhou Greenland as our variable interest entity, pursuant to FIN 46R.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters And Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

Effective February 1, 2009, Jeremy Goodwin was appointed to serve as our “independent director” as that term is defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. We currently do not have any other independent directors.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “SGLA.” The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Closing Bid Prices (1)
	High	Low
Year Ended December 31, 2009
First Quarter	$2.29	$0.09
Second Quarter (through April 16, 2009)	$0.10	$0.10

Year Ended December 31, 2008
First Quarter	$0.005	$0.005
Second Quarter	$0.005	$0.002
Third Quarter	$0.004	$0.002
Fourth Quarter	$0.040	$0.040

Year Ended December 31, 2007
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	N/A	N/A
Fourth Quarter	N/A	N/A

_______________
(1) The above tables set forth the range of high and low closing bid prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.

Holders of our Common Stock

As of April 20, 2009, there were approximately 138 stockholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

On January 15, 2009, we issued 81,648,554 shares of our common stock to the shareholders of Organic Region. The total consideration for the 81,648,554 shares of our common stock was 1,000 shares of Organic Region, which is all the issued and outstanding capital stock of Organic Region. The number of our shares issued to the shareholders of Organic Region was determined based on an arms-length negotiation. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 780,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our Bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Our stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 20,000,000 shares of preferred stock, par value of $0.001 in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our board of directors and management. Our Articles of Incorporation provide that our board of directors may issue, without further stockholder approval, up to 20,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class. No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. According to our Bylaws and Articles of Incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding capital stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing our board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

  for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

  after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Although we are not currently subject to these “control share” provisions since we only have approximately 138 stockholders of record, we plan to amend our Articles of Incorporation to state that we elect not to be governed by these provisions.

Transfer Agent And Registrar

Our independent stock transfer agent is Corporate Stock Transfer, Inc. Their mailing address is 3200 Cherry Creek Dr. South, Suite 430, Denver, Colorado 80209 and their phone number is (303) 282-4800.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation implement the indemnification provisions permitted by Chapter 78 of the NRS by providing for the indemnification of our directors to the fullest extent permitted by the Nevada Revised Statutes and provide that we may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Prior to our reverse acquisition transaction with Organic Region, our independent registered public accounting firm was Schumacher & Associates, Inc., or Schumacher, while Organic Region’s independent registered public accounting firm was Kabani & Company, Inc., or Kabani. On January 15, 2009, concurrent with the change in control transaction discussed above, our board of directors approved the dismissal of Schumacher as our independent auditor, effective immediately. Concurrent with the decision to dismiss Schumacher as our independent auditor, our board of directors elected to continue the existing relationship of Organic Region with Kabani and appointed Kabani as our independent auditor.

Schumacher’s reports on our financial statements as of and for the fiscal years ended May 31, 2008 and 2007, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended May 31, 2008 and 2007 contained a statement of substantial doubt regarding our ability to continue as a going concern.

During our two most recent fiscal years (ended May 31, 2008 and 2007) and through Schumacher’s dismissal on January 15, 2009, there were (1) no disagreements with Schumacher on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Schumacher, would have caused Schumacher to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2008 and 2007 and through the date hereof, neither us nor anyone acting on our behalf consulted Kabani with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that Kabani concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

We provided Schumacher with a copy of this disclosure on January 20, 2009, providing Schumacher with the opportunity to furnish us with a letter addressed to the SEC stating whether it agrees with the statement made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from Schumacher, dated January 21, 2009 is filed as Exhibit 16.1 to the Original Report and incorporated by reference herein.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Filed herewith are the audited consolidated financial statements of Organic Region Group Limited for the years ended December 31, 2008 and 2007.

(b)	Pro Forma Financial Information

Filed herewith is the unaudited pro forma condensed consolidated financial information of Henry County Plywood Corporation and its subsidiaries for the requisite periods.

(d)	Exhibits

Exhibit No.	Description

2.1	Share Exchange Agreement, dated January 15, 2009, among the registrant, Organic Region Group Limited and its subsidiaries and shareholders [incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K, filed on January 21, 2009].

Exhibit No.	Description

3.1	Articles of Incorporation of the registrant, as amended to date [incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed on April 22, 2009].

3.2	Bylaws of the registrant adopted on March 11, 2008 [incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, filed on January 21, 2009].

4.1	Piggyback Registration Rights Agreement, dated January 15, 2009, by and among the registrant, Michael Friess and Sanford Schwartz [incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K, filed on January 21, 2009].

4.2	Redemption Agreement, dated January 15, 2009, by and among the registrant, Michael Friess and Sanford Schwartz [incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on January 21, 2009].

4.3	Form of Convertible Promissory Note issued by the registrant, dated January 15, 2009 [incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K, filed on January 21, 2009].

4.4	Form of Convertible Promissory Note issued by Organic Region Group Limited, dated April 23, 2008 [incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K, filed on January 21, 2009].

4.5	Form of Warrant issued by Organic Region Group Limited, dated April 23, 2008 [incorporated by reference to Exhibit 4.5 of the Company’s Form 8-K, filed on January 21, 2009].

10.1	Indemnification Agreement, dated January 15, 2009, by Michael Friess and Sanford Schwartz in favor of the registrant and Organic Region Group Limited and its subsidiaries and shareholders [incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed on January 21, 2009].

10.2	Form of Securities Purchase Agreement, dated April 23, 2008 [incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed on January 21, 2009].

10.3	Consulting Services Agreement, dated January 1, 2005, between Organic Region Group Limited and Mr. Xiong Luo (English Translation) [incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed on January 21, 2009].

10.4	Director Agreement, dated February 15, 2008, between Organic Region Group Limited and Mr. Anson Yiu Ming Fong [incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, filed on January 21, 2009].

10.5	Director Agreement, dated January 5, 2004, between Organic Region Group Limited and Mr. Xiong Luo [incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K, filed on January 21, 2009].

10.6	Director Agreement, dated November 22, 2007, between Organic Region Group Limited and Mr. Chi Ming Leung [incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K, filed on January 21, 2009].

10.7	Director Agreement, dated February 2, 2009, between the registrant and Jeremy Goodwin [incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed on February 5, 2009].

10.8	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Mr. Chi Ming Leung [incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K, filed on January 21, 2009].

10.9	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Mr. Xiong Luo [incorporated by reference to Exhibit 10.8 of the Company’s Form 8- K, filed on January 21, 2009].

10.10	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Ms. Yong Qing Ma [incorporated by reference to Exhibit 10.9 of the Company’s Form 8-K, filed on January 21, 2009].

10.11	Luochuan Apple Land Lease and Joint Development Contract, dated May 4, 2004, between Guangzhou Organic Region Agriculture Ltd. and the Apple Association of Kuibai Town, Luochuan County (English Translation) [incorporated by reference to Exhibit 10.10 of the Company’s Form 8-K, filed on January 21, 2009].

Exhibit No.	Description

10.12	Luochuan Apple Land Lease Cooperation Development Contract, dated October 29, 2007, between Guangzhou Organic Region Agriculture Ltd. and the Apple Association of Kuibai Town, Luochuan County (English Translation) [incorporated by reference to Exhibit 10.11 of the Company’s Form 8-K, filed on January 21, 2009].

10.13	Wanqingsha Emperor Banana Land Lease Cooperation Development Contract, dated October 17, 2006, between Guangzhou Organic Region Agriculture Ltd. and the Fruits Association of Wanqingsha Town, Nansha District of Guangzhou (English Translation) [incorporated by reference to Exhibit 10.12 of the Company’s Form 8-K, filed on January 21, 2009].

10.14	Wanqingsha Emperor Banana Land Lease Cooperation Development Contract, dated January 3, 2008, between Guangzhou Organic Region Agriculture Ltd. and the Fruits Association of Wanqingsha Town, Nansha District of Guangzhou (English Translation) [incorporated by reference to Exhibit 10.13 of the Company’s Form 8-K, filed on January 21, 2009].

10.15	Guangxi Tangerine Land Lease Cooperation Development Contract, dated October 12, 2005, between Guangzhou Organic Region Agriculture Ltd. and Guangxi Wanshanhong Fruits Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.14 of the Company’s Form 8-K, filed on January 21, 2009].

10.16	Guangzhou City Panyu District Premises Lease Contract, dated December 12, 2007, between Guangzhou Panyu District Guang Lv Industrial Co. Ltd. and Guangzhou Organic Region Agriculture Ltd. (English Translation) [incorporated by reference to Exhibit 10.15 of the Company’s Form 8-K, filed on January 21, 2009].

10.17	Supplementary Agreement to Premises Lease Agreement between Guangzhou Panyu District Guang Lv Industrial Co. Ltd. and Guangzhou Organic Region Agriculture Ltd. (English Translation) [incorporated by reference to Exhibit 10.16 of the Company’s Form 8-K, filed on January 21, 2009].

10.18	Transfer Agreement of Patent Application Right, January 10, 2009, by and among Guangzhou Organic Region Agriculture Ltd., Mr. Xiong Luo and Mr. Anson Yiu Ming Fong (English Translation) [incorporated by reference to Exhibit 10.17 of the Company’s Form 8-K, filed on January 21, 2009].

16.1	Letter from Schumacher & Associates, Inc., regarding change in certifying accountant [incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on January 21, 2009].

21	Subsidiaries of the registrant [incorporated by reference to Exhibit 21 to the Company’s Current Report on Form 8-K filed on January 21, 2009].

99	Press Release, dated January 16, 2009 [incorporated by reference to Exhibit 99 to the Company's Current Report on Form 8-K filed on January 16, 2009].

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2009

SINO GREEN LAND CORPORATION

/s/ Anson Yiu Ming Fong
Anson Yiu Ming Fong
Chairman of the Board

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Organic Region Group Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Organic Region Group Ltd.  and subsidiaries, as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Organic Region Group Ltd. and Subsidiaries, as of December 31, 2008 and 2007, and the consolidated results of their operations and their consolidated cash flows for the years ended December 31, 2008 and 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
April 5, 2009

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007

ASSETS
	2008	2007
Current Assets
Cash and cash equivalents	$544,860	$443,046
Accounts receivable, net	200,731	193,296
Advances to suppliers	497,568	19,377
Due from related parties	352,799	163,409
Inventories	16,931	38,460
Other current assets	58,046	46,595
Total Current Assets	1,670,934	904,183
Property and Equipment, net	139,765	204,965
Construction In Progress	-	454,446
Long-term Prepayments	16,258,707	9,558,195
Total Assets	$18,069,406	$11,121,789

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,529,787	$338,968
Advances from customers	56,443	77,854
Due to related parties	129,444	544,023
Convertibel debenture, net	313,627	-
Total Current Liabilities	2,029,300	960,845

Shareholders' Equity
Common stock, $1.00 par value, 50,000 shares authorized, 1,000 shares issued and outstanding as of December 31, 2008 and 2007	1,000	1,000
Additional Paid-in capital	5,500,000	5,000,000
Other comprehensive income	1,075,973	298,178
Retained Earnings	9,463,134	4,861,767
Total shareholders' equity	16,040,107	10,160,945
Total Liabilities and Stockholders' Equity	$18,069,406	$11,121,789
	-	-

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Net sales	$73,562,759	$42,257,427
Cost of goods sold	65,316,620	37,532,325
Gross profit	8,246,140	4,725,102
Operating expenses
Selling expenses	2,139,494	629,467
General and administrative expenses	1,040,453	218,840
Total operating expenses	3,179,946	848,307
Operating income	5,066,193	3,876,795
Other income(expense)
Interest expense	(133,650)	-
Beneficial conversion feature expense	(393,345)	-
Change in derivative liability	46,770	-
Others, net	15,399	3,628
Total other income (expense)	(464,826)	(3,628)
Income before income tax expense	4,601,367	3,880,423
Income tax expense	-	526
Net income	4,601,367	3,879,897
Other comprehensive income
Foreign currency translation gain	777,795	262,980
Comprehensive income	$5,379,162	$4,142,878
Earnings per share:
Basic earnings per share	$4,601	$3,880
Basic weighted average number of shares outstanding	1,000	1,000

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

			Additional	Other		Total
	Common Stock		Paid	Comprehensive	Retained	Stockholders'
	Shares	Amount	in Capital	Income	Earnings	Equity
Balance as of December 31, 2006	2	$2	$-	$35,198	$1,347,624	$1,382,824
Shares issuance for cash	998	998	-	-	-	998
Deemed dividend on the acquisition of two subsidiaries	-	-	-	-	(365,755)	(365,755)
Contribution by a shareholder	-	-	5,000,000	-	-	5,000,000
Foreign currency translation gain	-	-	-	262,980	-	262,980
Net income for the year ended December 31, 2007	-	-	-	-	3,879,897	3,879,897
Balance as of December 31, 2007	1,000	1,000	5,000,000	298,178	4,861,767	10,160,945
Debt discount on convertible note			500,000			500,000
Foreign currency translation gain	-	-	-	777,795	-	777,795
Net income for the year ended December 31, 2008	-	-	-	-	4,601,367	4,601,367
Balance as of December 31, 2008	1,000	$1,000	$5,500,000	$1,075,973	$9,463,134	$16,040,107

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007
Cash flows from operating activities
Net income	$4,601,367	$3,879,897
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	83,694	12,828
Amortization	508,713	-
Bad debt	-	71,633
Beneficial conversion feature	393,345	-
Change in derivative liability	(46,770)	-
Debt discount (part of interest expense)	71,266	-
Decrease / (Increase) in current assets
Accounts receivable	5,893	(171,443)
Inventories	23,992	(30,016)
Advances to suppliers	(23,745)	(18,584)
Other current assets	(8,160)	(42,244)
Increase in current liabilities
Accounts payable & accrued exp	1,190,819	260,071
Advances from customer	(26,579)	74,669
Tax payables	68	591
Other payables	558,905	17,998
Net cash provided by operating activities	7,332,808	4,055,400
Cash flows from investing activities
Acquisition of plant, property, and equipment	(4,276)	(161,579)
Additions to construction in progress	-	(435,852)
Long-term prepaid expense	(7,209,225)	(9,167,111)
Net cash used in investing activities	(7,213,501)	(9,764,541)
Cash flows from financing activities
Deemed dividend	-	(365,755)
Contribution from shareholder	-	5,000,000
Issuance of convertible note	500,000	-
Proceed from share issuance	-	998
Payments to related parties	(603,970)	1,461,699
Net cash provided by (used in) financing activities	(103,970)	6,096,943
Effect of exchange rate change on cash and cash equivalents	86,476	(167,589)
Net increase in cash and cash equivalents	101,814	220,213
Cash and cash equivalents, beginning balance	443,046	222,833
Cash and cash equivalents, ending balance	$544,860	$443,046
Supplement disclosure of cash flow information
Interest expense paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are integral part of these consolidated financial statements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.

ORGANIZATION AND DESCRIPTION OF BUSINESS

Organic Region Group ltd. (the "Company") was incorporated in The British Virgin Islands on January 30, 2003.

On July 20, 2004, an individual was issued a Business License by local government which permits a business to operate as an Individual Business Entity under the name of “GuangZhou Greenland”. Under Chinese law, an Individual Business Entity is treated as a separate legal entity with status separate and distinct from a natural person.

On January 1, 2005, the Company entered into exclusive arrangements with Guangzhou Greenland that give the Company the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result, the Company consolidated the financial results of Guangzhou Greenland as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities” for the years ended December 31, 2008 and 2007 in the accompanying financial statements.

Nature Institution Group Ltd. (“NI Group”) was incorporated in The British Virgin Islands on January 2, 2003.

Zhuhai Greenland Contemporary Agriculture Ltd. (“Zhuhai Greenland) was founded in Guangdong province, China as a wholly owned subsidiary of NI Group on January 3, 2004, with a registered capital of $5,000,000 settled on a three-stage installment arrangement, also a further capital subscription of $1,500,000. The company is involved in retailing and wholesaling of agricultural products, developing ecological agriculture and agricultural sciences as well as environmental protection.

On September 24, 2004 Nature Institution Group Ltd. invested in another entity - Guangzhou Greenland Agriculture Ltd (“GZ Greenland Agriculture”) in Guangdong province, China, GZ Greenland Agriculture, which is dedicated to the contemporary agricultural products processing, researching, production and marketing with registered capital of $500,000.

On December 31, 2007, an agreement was signed between the Company and NI Group under which the Company acquired the 100% ownership of Zhuhai Greenland from NI Group in the amount of $5,000,000. The transaction consummated on December 31, 2007.

The Company and NI Group reached another agreement on November 13, 2007, under which, NI Group transferred 100% ownership of GZ Greenland Agriculture to the Company for no additional Compensation since GZ Greenland Agriculture had negative equity as of the contract date.. The transaction was consummated on December 31, 2007.

One shareholder of NI Group who had 13.5% ownership was the 50% shareholder of the Company before the Company acquired two subsidiaries from NI Group on 2007. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method since the two acquisitions represented transactions between related parties. The shortage of historical value of the assets over purchase price consideration has been recorded as deemed dividend to the shareholders. As of December 31, 2007, Zhuhai Greeland and GZ Greenland Agriculture are two wholly owned subsidiaries of the Company.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also own the following three companies: Fuji Sunrise International Enterprises Limited, a BVI company; HK Organic Region Limited, a Hong Kong company; and Southern International Develop Limited, a BVI company. These are wholly owned subsidiaries of the Company having no operations at the date of this report.

2.

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.

Principle of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Zhuhai Greeland, GZ Greenland Agriculture, Fuji Sunrise International Enterprises Limited, HK Organic Region Limited, Southern International Develop Limited together with its 100% Variable Interest Entity (VIE), Guangzhou Greenland. All significant inter-company accounts and transactions have been eliminated in consolidation.

In accordance with Financial Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

On January 1, 2005, the Company entered into exclusive arrangements with Guangzhou Greenland that give us the ability to substantially influence Guangzhou Greenland’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result, the Company consolidates the financial results of Guangzhou Greenland as variable interest entity pursuant to Financial Interpretation No. 46R, “Consolidation of Variable Interest Entities.”

a.	Guangzhou Greenland holds the licenses necessary to operate its fruit trading business in China.

b.

The Company provides exclusive the privilege to purchase the fruit and vegetables and other general business operation services to Guangzhou Greenland in return for a consulting services fee which is equal to Guangzhou Greenland’s revenue.

c.

Irrevocably granted the Company an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Guangzhou Greenland and agrees to entrust all the rights to exercise their voting power to the person appointed by the Company.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

c.

Cash and cash equivalents

The Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

d.

Accounts receivable

The Company's policy is to maintain reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2008 and December 31, 2007, the Company had accounts receivables, of $200,731 and $193,296 net of allowance for bad debts in the amount of $9,264 and $71,633, respectively.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

e.

Advances to suppliers

The Company provides advances to certain vendors for purchase of its products. As of December 31, 2008 and December 31, 2007, the advances to suppliers amounted to $497,568 and $19,377, respectively.

f

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market value. Management compares the cost of inventories with market value and an allowance is provided to reduce the value of inventories to their net market value.

Inventories consisted of vegetables and fruits in the amount of $16,931 and $38,460 as of December 31, 2008 and December 31, 2007, respectively.

g.

Property and equipment

Property and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 10 years for manufacturing machinery, 5 years for office equipment, and 5 years for motor vehicle.

h.

Impairment

The Company applies the provisions of Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"), issued by the Financial Accounting Standards Board ("FASB"). FAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There was no impairment of long-lived assets for the years ended December 31, 2008 and 2007.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

i.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Sales

Revenues from the sale of products are recognized at the point of sale of the Company’s products. Discounts provided to customers by the Company at the time of sale are recognized as a reduction in sales as the products are sold. Discounts provided by vendors are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. Sales taxes are not recorded as a component of sales.

Cost of Good Sold

The “Cost of Good Sold” line item of the Consolidated Statements of Income includes product costs, net of discounts and allowances. Discounts provided to the Company by vendors at the time of purchase are recognized as a reduction in inventory cost as the products are delivered.

All other costs, including warehousing costs, transportation costs; salaries, rent expense and depreciation expense, are shown separately in Selling Expense or General and Administrative Expense in the Consolidated Statements of Incomes.

j.

Income taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur. The Company does not have any significant deferred tax asset or liabilities in the PRC tax jurisdiction.

k.

Foreign currency translation

The Company uses the United States dollar ("USD" or “US$”) for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency -Chinese Yuan Renminbi (CNY), being the primary currency of the economic environment in which their operations are conducted. Such financial statements were translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (“SFAS”) No. 52, “Foreign Currency Translation”. According to the Statement, all assets and liabilities are translated at the current exchange rate, stockholder’s equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income” as a component of shareholders’ equity.

l.

Fair values of financial instruments

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

The Company's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, advances to suppliers, accounts payable and other payables.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

m.

Segment reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

SFAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment.

n.

Statement of cash flows

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

o.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning January 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after December 31, 2008.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 19, 2008, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. "Use and complexity of derivative instruments and hedging activities have increased significantly over the past several years. This has led to concerns among investors that the existing disclosure requirements in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, do not provide enough information about how these instruments and activities affect the entity’s financial position and performance," explained Kevin Stoklosa, project manager. "By requiring additional information about how and why derivative instruments are being used, the new standard gives investors better information upon which to base their decisions." The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. FASB Statement No. 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk–related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. Management is currently evaluating the effect of this pronouncement on financial statements.

In May 2008, FSAB issued SFASB No.162, The Hierarchy of Generally Accepted Accounting Principles. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The company does not believe this pronouncement will impact its financial statements.

In May of 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31,2008. The company does not believe this pronouncement will impact its financial statements.

3.

EQUIPMENT, NET

Property and equipment consist of the following as of December 31, 2008 and December 31, 2007:

	12-31-2008	12-31-2007
Manufacturing machinery	$411,299	$378,500
Office equipment	38,037	37,723
Motor vehicle	17,589	16,451
Less: Accumulated Depreciation	(327,160)	(227,709)
Equipment, net	$139,765	$204,965

Depreciation expenses for the nine month periods ended December 31, 2008 and 2007 were $83,694 and $12,828respectively.

4.

DUE FROM/(TO) RELATED PARTIES

As of December 31, 2008, the Company had a balance due from one company who is under common control amounting $352,799. The amount due is interest free, unsecured and due on demand.

The Company had due to related parties amounting of $129,444 to two companies which are under common control as of December 31, 2008. The amount due is interest free, unsecured and due on demand. The Company

As of December 31, 2007, the Company had a balance due from one company which was under common control amounting to $163,409. The amount due is interest free, unsecured and due on demand. The Company owed $544,023 to two companies which were under common control as of December 31, 2007. The amount due is interest free, unsecured and due on demand.

5.

LONG-TERM PREPAYMENTS

GZ Greenland Agriculture has entered in to seven land leasing and developing agreements with various parties since 2005. The various parties are authorized to manage and plant the lands by GZ Greenland Agriculture who in return has the priority to purchase the agricultural products at fair market price. The life term of the rental agreements are twenty-five years with various due dates. GZ Greenland Agriculture is contracted to pay the fixed leasing fee of the entire contract period in lump sum at the inception of the agreements. GZ Greenland Agriculture uses straight-line method to amortize the Long-term prepayments, during the life time of the contracts. As of December 31, 2008 and December 31, 2007, the Company has Long-term prepayments (net) in the amount of $16,258,707 and $9,558,195, respectively.

The details of Long-term prepayments are listed below as of December 31, 2008 and 2007:

	2008	2007
Long-term prepayment –Cost	$17,450,561	$10,241,336
Accumulated amortization	(1,191,854)	(683,141)
Net	$16,258,707	$9,558,195

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expenses for 2008 and 2007 were $508,713 and $0 respectively. Amortization expenses for the next five years after December 31, 2008 are as follows:

First year	$698,022
Second year	698,022
Third year	698,022
Fourth year	698,022
Fifth year	698,022
After	12,768,597

Total	$16,258,707

6.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses comprised the following as of December 31, 2008 and December 31, 2007:

	2008	2007
Accounts payable	$804,438	$265,729
Accrued payroll	90,916	46,104
Accrued expenses	557,692	8,368
Other payable	76,741	18,766
	$1,529,787	$338,968

7.

SHORT-TERM CONVERTIBLE NOTES

On April 23, 2008, the Company issued four convertible notes to various investors in the total amount of $500,000 that accrues interest at 18% per annum and is due on April 23, 2009. The convertible notes are due on April 23, 2009 with 18% annum interest rate. In addition, the Company also issued to the investors warrants. The Warrants are exercisable after the consummation of the Company’s going public transaction per the term of warrant agreements.

Per EITF 00-19, paragraph 4, these convertible debentures do not meet the definition of a “conventional convertible debt instrument” since the outstanding principal plus all interest accrued, at the Note holder’s option, be converted on the maturity date, into shares of Issuer’s equity securities if going public transaction does not consummate on or before the maturity date. Therefore, the convertible debenture is considered “non-conventional,” which means that the conversion feature must be bifurcated from the debt and shown as a separate derivative liability. The fair value of the beneficial conversion feature will be adjusted to fair value each balance sheet date with the change being shown as a component of net income.

The fair value of the beneficial conversion feature at the inception of these convertible notes was $363,308. The first $500,000 of these discounts has been shown as a discount to the convertible notes which will be amortized over the term of the debentures. As of December 31, 2008, $313,627 net of debt discount of $153,425 and debt issuance cost of 32,948 was booked as convertible debt. The Company accrued $62,384 interest expenses for the said convertible notes as of December 31, 2008, which was due on Maturity date of the notes per agreements.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.

EQUITY TRANSACTIONS

On December 31, 2007, the Company entered an agreement with NI Group under which the Company acquired the 100% ownership of Zhuhai Greenland from NI Group in exchange for a cash purchase consideration of $5,000,000. The Company and NI Group reached another agreement, under which NI Group transfered 100% ownership of GZ Greenland Agriculture to the Company at no additional compensation, as GZ Greenland Agriculture had a negative equity as of the agreement date. Both transactions were consummated on December 31, 2007.

A 13.5% shareholder of NI Group was also a 50% shareholder of the Company before the acquisition. The two acquisitions were recognized as acquisitions between related parties. The acquisition was accounted for utilizing historical costs in a manner similar to that employed under the pooling of interest method due to related party transaction

The assets and liabilities as of December 31, 2007 of the two companies acquired were combined at historical cost.. Zhuhai Greenland and GZ Greenland Agriculture’s results of operations have been included in the consolidated financial statements since the date of acquisition.

The following table presents the allocation of the acquisition cost of Zhuhai Greenland and GZ Greenland Agriculture, to the combined assets acquired and liabilities assumed:

Cash	$5,854
Account receivable, net	104,779
Advance to suppliers	19,377
Inventories	24,477
Other current assets	27,676
Fixed assets, net	161,857
Long-term prepayments	9,558,194
Total assets	9,902,215

Accounts payable and accrued expenses	270,437
Advance from customers	77,854
Other payables	4,919,679
Total liabilities	5,267,970

Net assets as of 12-31-2007	4,634,246

Consideration paid	5,000,000

Deemed dividend	$365,755

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007, a shareholder, contributed funds amounting $5,000,000 in to the Company.

10.

INCOME TAXES

The Company is registered in The British Virgin Islands and has operations in primarily two tax jurisdictions – the British Virgin Island (BVI) and People’s Republic of China (PRC). For certain operations in PRC, the Company has incurred net accumulated operating losses for income tax purposes The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2008 and 2007. Accordingly, the Company has no net deferred tax assets.

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2008 and 2007:

	2008	2007
PRC Current Income Expense	$-	$526
Total Provision for Income Tax	$-	$526

The following is a reconciliation of the provision for income taxes at the tax rates of BVI and PRC to the income taxes reflected in the Statement of Operations for the years ended December 31, 2008 and 2007

	2008	2007
Tax rate in BVI	0%	0%
Foreign income tax - PRC	25%	33%
Exempt from income tax	(25%)	(33%)
Foreign income tax – PRC(VIE)	1.8%	1.8%
Exempt from income tax due to special tax policies	(1.8%)	(1.8)%
Tax expense at actual rate	0%	0%

People’s Republic of China (PRC)

Pursuant to the PRC Income Tax Laws, the Company's subsidiaries are generally subject to Enterprise Income Taxes ("EIT") at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Zhuhai Greenland and GZ Greenland Agriculture are subject to two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs which will be started from the first year the FIE generates net profit.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law will replace the existing laws for Domestic Enterprises ("DES") and Foreign Invested Enterprises ("FIEs"). The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs. The two years tax exemption, three years 50% tax reduction tax holiday for production-oriented FIEs will be continued until it is expired.

The income tax rate of Xiong Luo, who is part of consolidated financials statement as of December 31, 2008 and 2007 as a VIE, is 1.8% of the fixed income amount accounted by the local national tax bureau in which he conducts the businesses.

11.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

Operations of the Company are all carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

Operations of the Company in the PRC are subject to specific considerations and significant risks. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. Results of operations of the company may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

12.

MAJOR CUSTOMERS AND VENDORS

There were no major customers who accounted for more than 10% of the total net revenue for the years ended December 31, 2008 and December 31, 2007.

Three vendors provided 100% of the goods to the Company during the year ended December 31, 2008 with each individually accounting for about 91%, 3% and 6%. Three vendors provided approximately 80% of the Company’s goods for the year ended December 31, 2007 with each vendor individually accounting for about 82%, 9%, and 9%.

The Company extends credit to its customers based upon its assessment of their credit worthiness and generally does not require collateral. Credit losses have not been significant.

13.

COMMITEMENT

Operation Leases

The Company leases various office facilities under operating leases that terminate on various dates.

ORGANIC REGION GROUP LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Variable Interest Entity (VIE) leased five booths in two wholesale markets with various expiration date from June 30, 2008 to December 31, 2017.

The Company incurred rent expenses $107,531 and $69,421 for 2008 and 2007. The rent expenses for the next five years after December 31, 2008 are as follows:

Year 2009	$78,643
Year 2010	35,711
Year 2011	35,711
Year 2012	27,052
Year 2013	14,929
After	64,715
$256,761

14.

SUBSEQUENT EVENT

On January 15, 2009, we completed the acquisition of Organic Region pursuant to a share exchange agreement, or the Share Exchange Agreement, with Organic Region and its wholly owned subsidiaries, Zhuhai Organic, Guangzhou Organic, Fuji Sunrise, Southern International and HK Organic and the shareholders of Organic Region, or the Organic Region Shareholders. Pursuant to the Share Exchange Agreement, the Organic Region Shareholders transferred all of the shares of the capital stock of Organic Region held by them, constituting all of the issued and outstanding capital stock of Organic Region, in exchange for 81,648,554 newly issued shares of our common stock, which constituted 98% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.  Subsequent to the acquisition of Organic Region, the Company changed its name to Sino Green Land Corporation.

Exhibit No.	Description

2.1	Share Exchange Agreement, dated January 15, 2009, among the registrant, Organic Region Group Limited and its subsidiaries and shareholders [incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K, filed on January 21, 2009].

3.1	Articles of Incorporation of the registrant, as amended to date [incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed on April 22, 2009].

3.2	Bylaws of the registrant adopted on March 11, 2008 [incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, filed on January 21, 2009].

4.1	Piggyback Registration Rights Agreement, dated January 15, 2009, by and among the registrant, Michael Friess and Sanford Schwartz [incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K, filed on January 21, 2009].

4.2	Redemption Agreement, dated January 15, 2009, by and among the registrant, Michael Friess and Sanford Schwartz [incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed on January 21, 2009].

4.3	Form of Convertible Promissory Note issued by the registrant, dated January 15, 2009 [incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K, filed on January 21, 2009].

4.4	Form of Convertible Promissory Note issued by Organic Region Group Limited, dated April 23, 2008 [incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K, filed on January 21, 2009].

4.5	Form of Warrant issued by Organic Region Group Limited, dated April 23, 2008 [incorporated by reference to Exhibit 4.5 of the Company’s Form 8-K, filed on January 21, 2009].

10.1	Indemnification Agreement, dated January 15, 2009, by Michael Friess and Sanford Schwartz in favor of the registrant and Organic Region Group Limited and its subsidiaries and shareholders [incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed on January 21, 2009].

10.2	Form of Securities Purchase Agreement, dated April 23, 2008 [incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed on January 21, 2009].

10.3	Consulting Services Agreement, dated January 1, 2005, between Organic Region Group Limited and Mr. Xiong Luo (English Translation) [incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed on January 21, 2009].

10.4	Director Agreement, dated February 15, 2008, between Organic Region Group Limited and Mr. Anson Yiu Ming Fong [incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, filed on January 21, 2009].

10.5	Director Agreement, dated January 5, 2004, between Organic Region Group Limited and Mr. Xiong Luo [incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K, filed on January 21, 2009].

10.6	Director Agreement, dated November 22, 2007, between Organic Region Group Limited and Mr. Chi Ming Leung [incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K, filed on January 21, 2009].

10.7	Director Agreement, dated February 2, 2009, between the registrant and Jeremy Goodwin [incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed on February 5, 2009].

10.8	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Mr. Chi Ming Leung [incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K, filed on January 21, 2009].

10.9	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Mr. Xiong Luo [incorporated by reference to Exhibit 10.8 of the Company’s Form 8- K, filed on January 21, 2009].

Exhibit No.	Description

10.10	Executive Employment Agreement, dated September 1, 2007, between Organic Region Group Limited and Ms. Yong Qing Ma [incorporated by reference to Exhibit 10.9 of the Company’s Form 8-K, filed on January 21, 2009].

10.11	Luochuan Apple Land Lease and Joint Development Contract, dated May 4, 2004, between Guangzhou Organic Region Agriculture Ltd. and the Apple Association of Kuibai Town, Luochuan County (English Translation) [incorporated by reference to Exhibit 10.10 of the Company’s Form 8-K, filed on January 21, 2009].

10.12	Luochuan Apple Land Lease Cooperation Development Contract, dated October 29, 2007, between Guangzhou Organic Region Agriculture Ltd. and the Apple Association of Kuibai Town, Luochuan County (English Translation) [incorporated by reference to Exhibit 10.11 of the Company’s Form 8-K, filed on January 21, 2009].

10.13	Wanqingsha Emperor Banana Land Lease Cooperation Development Contract, dated October 17, 2006, between Guangzhou Organic Region Agriculture Ltd. and the Fruits Association of Wanqingsha Town, Nansha District of Guangzhou (English Translation) [incorporated by reference to Exhibit 10.12 of the Company’s Form 8-K, filed on January 21, 2009].

10.14	Wanqingsha Emperor Banana Land Lease Cooperation Development Contract, dated January 3, 2008, between Guangzhou Organic Region Agriculture Ltd. and the Fruits Association of Wanqingsha Town, Nansha District of Guangzhou (English Translation) [incorporated by reference to Exhibit 10.13 of the Company’s Form 8-K, filed on January 21, 2009].

10.15	Guangxi Tangerine Land Lease Cooperation Development Contract, dated October 12, 2005, between Guangzhou Organic Region Agriculture Ltd. and Guangxi Wanshanhong Fruits Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.14 of the Company’s Form 8-K, filed on January 21, 2009].

10.16	Guangzhou City Panyu District Premises Lease Contract, dated December 12, 2007, between Guangzhou Panyu District Guang Lv Industrial Co. Ltd. and Guangzhou Organic Region Agriculture Ltd. (English Translation) [incorporated by reference to Exhibit 10.15 of the Company’s Form 8-K, filed on January 21, 2009].

10.17	Supplementary Agreement to Premises Lease Agreement between Guangzhou Panyu District Guang Lv Industrial Co. Ltd. and Guangzhou Organic Region Agriculture Ltd. (English Translation) [incorporated by reference to Exhibit 10.16 of the Company’s Form 8-K, filed on January 21, 2009].

10.18	Transfer Agreement of Patent Application Right, January 10, 2009, by and among Guangzhou Organic Region Agriculture Ltd., Mr. Xiong Luo and Mr. Anson Yiu Ming Fong (English Translation) [incorporated by reference to Exhibit 10.17 of the Company’s Form 8-K, filed on January 21, 2009].

16.1	Letter from Schumacher & Associates, Inc., regarding change in certifying accountant [incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on January 21, 2009].

21	Subsidiaries of the registrant [incorporated by reference to Exhibit 21 to the Company’s Current Report on Form 8-K filed on January 21, 2009].

99	Press Release, dated January 16, 2009 [incorporated by reference to Exhibit 99 to the Company's Current Report on Form 8-K filed on January 16, 2009].